Exhibit 4.29
EXECUTION VERSION
THE TEXTUAL MARKER “[REDACTED]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL, AND (II) IS THE TYPE THAT THE COMPANY TREATS AS PRIVATE OR CONFIDENTIAL.

SECURITIES PURCHASE AGREEMENT BY AND BETWEEN PERFECT MOBILE CORP. AND FARFETCH US HOLDINGS, INC. December 23, 2024

802542097.18

TABLE OF CONTENTS
Page
ARTICLE 1 DEFINITIONS    1
ARTICLE 2 PURCHASE AND SALE    13
2.1    Purchase and Sale of the Purchased Securities    13
2.2    Purchase Price; Payment    13
2.3    Earnout    14
2.4    Purchase Price Adjustment    15
2.5    Tax Withholding    17
ARTICLE 3 CLOSING AND DELIVERIES    17
3.1    Closing    17
3.2    Deliveries by the Seller    18
3.3    Deliveries by the Buyer    19
ARTICLE 4 REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER    19
4.1    Validity and Enforceability    19
4.2    Title to Purchased Securities    20
4.3    No Conflict    20
4.4    Litigation    20
4.5    Brokers    20
ARTICLE 5 REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES    20
5.1    Existence and Good Standing    20
5.2    Power    21
5.3    Capitalization of the Company and the Subsidiary    21
5.4    No Conflicts    21
5.5    Financial Statements    22
5.6    Operating in Ordinary Course of Business    23
5.7    Taxes    23
5.8    Real Property    25
5.9    Personal Property    25
5.10    Intellectual Property    26
5.11    Material Contracts    28
5.12    Necessary Property    29
5.13    Insurance    30
5.14    Litigation and Orders    30
5.15    Compliance with Laws    30
5.16    Permits    30
i
|

5.17    Labor Matters    31
5.18    Employee Benefit Plans    32
5.19    Undisclosed Liabilities    33
5.20    Customers and Suppliers    33
5.21    Related Party Transactions    34
5.22    Bank Accounts    34
5.23    International Trade; Anti-Corruption    34
5.24    Books and Records    34
5.25    Brokers    34
5.26    No Other Representations and Warranties    35
ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE BUYER    35
6.1    Existence and Good Standing    35
6.2    Power    35
6.3    Validity and Enforceability    35
6.4    No Conflict    36
6.5    Consents    36
6.6    Financial Capacity    36
6.7    Investment Intention    36
6.8    Solvency    36
6.9    Brokers    36
ARTICLE 7 COVENANTS AND AGREEMENTS    36
7.1    Interim Operations of the Group Companies    36
7.2    Access to Information    38
7.3    Books and Records    39
7.4    Reasonable Best Efforts; Cooperation    39
7.5    Further Assurances    40
7.6    Public Announcements    40
7.7    Non-Competition; Non-Solicitation    40
7.8    Confidentiality    41
7.9    Post-Closing Employee Retention Bonus Pool    42
ARTICLE 8 CONDITIONS TO CLOSING    42
8.1    Conditions to the Obligations of the Seller    42
8.2    Conditions to Obligations of Buyer    42
8.3    Frustration of Closing Conditions    43
ARTICLE 9 TERMINATION OF AGREEMENT    43
9.1    Termination    43
9.2    Effect of Termination    45

|

ARTICLE 10 TAX MATTERS    45
10.1    Straddle Period; Tax Returns    45
10.2    Transfer Taxes    47
10.3    Cooperation; Audits    47
10.4    Certain Controversies    47
10.5    Tax Sharing Agreements    47
10.6    Certain Tax Elections    47
10.7    Post-Closing Actions    48
10.8    Tax Refunds    48
ARTICLE 11 REMEDIES    48
11.1    General Indemnification Obligation    48
11.2    Notice; Opportunity to Defend; Liability Claim Procedures    50
11.3    Survivability; Limitations; Right to Assert Claims    51
11.4    Manner of Payment    53
11.5    Contribution and Waiver    53
11.6    Specific Performance    54
11.7    Adjustment to Purchase Price    54
11.8    Exclusive Remedy    54
11.9    No Duplication of Recovery    54
11.10    Escrow Release    54
ARTICLE 12 MISCELLANEOUS    54
12.1    General Release    54
12.2    Expenses    55
12.3    No Assignment; Successors and Assigns; Third Party Beneficiaries    55
12.4    Headings    55
12.5    Integration, Modification and Waiver    55
12.6    Construction    56
12.7    Severability    56
12.8    Notices    56
12.9    Governing Law; Jurisdiction    57
12.10    Arbitration    57
12.11    Waiver of Jury Trial    58
12.12    Counterparts    58

|

Annexes
Annex A    Part 1    Accounting Methodology
    Part 2    Estimated Closing Statement
Annex B    List of individuals who have executed separation agreements
Annex C    Consolidated Financial Statements

Exhibits
Exhibit A    Form of Escrow Agreement
Exhibit B    Form of TSA
Exhibit C    Form of Non-Compete
Exhibit D    Form of Employment Side Letter

|

SECURITIES PURCHASE AGREEMENT
THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of this 23rd day of December, 2024, is entered into by and between Perfect Mobile Corp., a company limited by shares incorporated under the laws of Taiwan (the “Buyer”), and Farfetch US Holdings, Inc., a Delaware corporation (the “Seller”). Unless the context otherwise requires, terms used in this Agreement that are capitalized and not otherwise defined in context have the meanings set forth or cross-referenced in Article 1.
RECITALS
A.The Seller is the registered and beneficial owner of all of the issued and outstanding Equity Interests of Wannaby Inc., a Delaware corporation (the “Company”).
B.The Company owns one hundred percent (100%) of the issued and outstanding Equity Interests of Wannaby UAB, a Republic of Lithuania private limited liability company (the “Subsidiary”, together with the Company, are referred to collectively as the “Group Companies” and, each individually as, a “Group Company”).
C.At the Closing, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, all of the issued and outstanding Equity Interests of the Company (being 11,593,990 shares of common stock and 1,421,287 shares of preferred stock as of the date hereof, the “Purchased Securities”), subject to the terms and on the conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
Article 1
DEFINITIONS
For purposes of this Agreement:
“Accounts Date” means 31 December 2023.
“Accounting Firm” means one of Deloitte & Touche, Ernst & Young, KPMG or PricewaterhouseCoopers or, if no such firm will act, a neutral, nationally-recognized accounting firm selected by mutual agreement of the Buyer and the Seller.
“Accounting Methodology” means, in each case as set forth in Annex A, (i) the specific accounting principles, methods and practices, (ii) the specific accounting principles, methods and practices that were used in preparation of the Financial Statements as at the Accounts Date and (iii) IFRS, in accordance with the pro-forma Final Statement and example calculation of Net Working Capital, each as set forth in Annex A attached hereto.
“Accrued Income Taxes” means, without duplication, the amount (which amount, after taking into account income Tax refund receivables, may be less than zero) equal to the aggregate

|

liability for unpaid entity-level income Taxes of the Group Companies attributable to any Taxable period that ends on or prior to the Closing Date or the portion of any Straddle Period which includes (but does not end on) the Closing Date up to and including the Closing Date, in each case, for which a Tax Return is first due (including applicable extensions of time to file) after the Closing or that were shown as due on any Tax Return filed by the Group Companies prior to the Closing Date to the extent such Taxes have not been paid in full prior to the Measurement Time. The calculation of Accrued Income Taxes shall (i) exclude any non-Tax, accounting concepts of deferred Tax liabilities or deferred Tax assets, (ii) be computed in accordance with the past practice (including reporting positions, elections and accounting methods) of the Group Companies in preparing Tax Returns and solely for jurisdictions in which the Group Companies have historically filed Tax Returns, (iii) take into account estimated (or other prepaid) Tax payments and any income Tax refunds (or credits in lieu thereof) with respect to any Tax period ending on or before the Closing Date and the pre-Closing portion of any Straddle Period, (iv) take into account any transaction-related Tax deductions to the extent such deductions are deductible by the Group Companies at least at a “more likely than not” level of confidence (taking into account any safe harbors that may apply to success-based fees), (v) for any Straddle Period, (A) income Tax liability shall be apportioned to the portion of such Taxable period ending on the Closing Date based on an interim closing of the books of the Group Companies as of the end of the day on the Closing Date (and assuming, for this purpose, that the Taxable period of any “controlled foreign corporation” or partnership, in each case as determined for federal income Tax purposes, owned by the Group Companies ends on the Closing Date), (vi) be computed by excluding any Taxes attributable to any action taken by Buyer or the Group Companies after Closing outside the Ordinary Course of Business or in violation of Section 10.3 and (vii) for the avoidance of doubt, exclude any Tax assets or Tax liabilities attributable to an affiliated, consolidated, combined or unitary group the common parent of which is not a Group Company.
“Affiliate” means, with respect to any Person, a Person that directly or indirectly controls, controlling, is controlled by, or is under common control with, any such Person. The term “control” (including the terms “controlled by” or “under common control with”) means, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of voting Equity Interests, by contract or otherwise.
“APLA” means the Asset Purchase and Licence Agreement made on February 2022 between the Company and Voir.
“Agreement” has the meaning set forth in the preamble.
“Annualized FF Revenues” means $106,000.00 for the calendar year ended on December 31, 2025, being the annualized contract value of the FF Renewal Contract.
“Anti-Corruption Laws” means all Laws relating to the prevention of corruption and bribery including the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other applicable “anti-corruption” or “anti-bribery” Laws of any other jurisdiction.
“Balance Sheet Date” has the meaning set forth in Section 5.5(a).
“Books and Records” has the meaning set forth in Section 7.3.
“Business Day” means any day other than a Saturday, a Sunday on which banking institutions located in New York, New York or London, England are permitted or required by Law to remain closed.

|

“Buyer” has the meaning set forth in the preamble.
“Buyer Indemnitee” has the meaning set forth in Section 11.1(a).
“Cash” means the aggregate amount, as of the Measurement Time, and in each case, on a consolidated basis, of (a) the Group Companies’ actual cash (bank) balances (net of any bank overdrafts), as adjusted for any deposits, transfers or payments in transit, any outstanding checks, and any other proper reconciling items, plus (b) cash equivalents (including marketable securities and short-term investments) of the Group Companies, plus (c) any prepayments in respect of amounts paid by the Group Companies as of the Measurement Time in relation to goods and services to be supplied to the Group Companies after the Measurement Time; provided, that “Cash” shall not include any amounts to the extent included in Final Working Capital, as finally determined.
“Claim” has the meaning set forth in Section 12.1.
“Claim Notice” has the meaning set forth in Section 11.2(a).
“Claim Objection Notice” has the meaning set forth in Section 11.2(d).
“Closing” has the meaning set forth in Section 3.1.
“Closing Date” has the meaning set forth in Section 3.1.
“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.
“Collar Amount” shall be equal to $10,000.
“Combined Returns” means any and all affiliated, consolidated, combined or unitary Tax Returns (a) with respect to which Seller or any of its Affiliates (other than the Group Companies) is the common parent and (b) that includes (or historically has included) any of the Group Companies or any of their predecessors.
“Company” has the meaning set forth in the preamble.
“Competing Business” means any business that engages in the manufacture, design, development, distribution, marketing or sale of products or services which are competitive with any Products and Services and which are directly or indirectly marketed, sold, provided or performed in the Territory.
“Confidential Information” means any confidential, technical, non-public and/or proprietary information concerning the business or affairs of either party or any of its respective Affiliates (including (from and after Closing), in the case of the Buyer, the Group Companies), including information relating to (a) customers, clients, suppliers, vendors, distributors, investors, lenders, consultants, independent contractors or employees, price lists and pricing policies, financial statements and information, budgets and projections, business plans, production costs, market research, marketing, sales and distribution strategies, manufacturing techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, Trade Secrets, Trademarks, Patents, Copyrights and any other information and materials relating to the business or affairs of such party or any of its Affiliates which such Person has provided in a manner which reasonably indicates the confidentiality or

|

proprietary nature of such information or (b) any provisions of, or the negotiations relating to, any Transaction Document.
“Consent” means any consent, novation, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person.
“Consolidated Financial Statements” has the meaning set forth in Section 2.4(g).
“Contracts” means all legally binding contracts, agreements, leases (whether real or personal property), licenses, commitments, arrangements, instruments, guarantees, bids, statements of work, purchase orders, quotes, invoices and proposals, in each case, oral or written.
“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Group Companies or (b) that together with the Group Companies is treated as a single employer under Section 414(t) of the Code.
“Copyrights” means all: (a) works of authorship, whether in published or unpublished works, databases, data collections and rights therein, mask work rights, software, web site content, or any other copyrightable work; (b) rights to compilations, collective works and derivative works of any of the foregoing and moral rights in any of the foregoing; (c) registrations and applications for registration for any of the foregoing and any renewals or extensions thereof; and (d) benefits of contractual waivers of moral rights and economic rights of others in any of the foregoing.
“COVID-19” means SARS-CoV-2 and/or the novel coronavirus disease 2019 (COVID-19) public health emergency, epidemic, pandemic and outbreak occurring on and prior to the Closing Date, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“Disclosing Party” has the meaning set forth in Section 7.8(a).
“Disclosure Schedules” means the series of schedules corresponding to the sections contained in Article 4 and Article 5 and containing the information required to be disclosed pursuant to, and certain exceptions to, the representations and warranties in Article 4 and Article 5, which are delivered by the Seller concurrently with the execution and delivery of this Agreement and incorporated herein.
“Disputed Items” has the meaning set forth in Section 2.4(c).
“Domain Names” means internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith registered with or assigned by any domain name registrar, domain name registry or other domain name registration authority as part of an electronic address on the internet and all applications for any of the foregoing.
“Earnout” means the amount payable by the Buyer to the Seller pursuant to Section 2.3;
“Eligible Employees” means specific employees of the Company, as notified in writing (including by email) by the Buyer to the Seller on the date hereof, which may further be revised the Buyer and the Seller in writing (including by email).
“Employee Plans” means: (a) all material “employee benefit plans”, as defined in Section 3(3) of ERISA whether or not subject to ERISA; (b) all other material employment,

|

severance pay, salary continuation, bonus, incentive, stock option, equity-based, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds, or arrangements of any kind; and (c) all other employee benefit plans, in respect of any present or former employees, directors, consultants or independent contractors of a Group Company or any other member of the Controlled Group that are sponsored or maintained by a Group Company or any other member of the Controlled Group or with respect to which a Group Company or any other member of the Controlled Group has made or is required to make payments, transfers or contributions or with respect to which a Group Company or any other member of the Controlled Group has or could have any liability.
“Employment Agreements” has the meaning set forth in Section 3.2(a)(vii).
“Equity Interest” means, with respect to any Person (other than a natural Person), (a) any capital stock, limited liability company interest, partnership interest, trust interest or any other equity security or interest, (b) any security directly or indirectly convertible into, exchangeable for or evidencing the right to subscribe for any capital stock, limited liability company interest, partnership interest, trust interest other equity security, or security containing any profit participation features or otherwise linked to the value of any equity security or interest, (c) any warrant, option, call, or other right, directly or indirectly, to subscribe for, acquire, receive or purchase any capital stock, limited liability company interest, partnership interest, trust interest or other equity security or security containing any profit participation features or otherwise linked to the value of any equity security or interest, (d) any equity appreciation rights, phantom equity rights (including any profits interest), derivative of an equity security or interest or other similar rights, or (e) any bonds, indentures, notes or other indebtedness providing for the right to vote (or any convertible securities that have the right to vote) on any matters on which equityholders may vote.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
“Escrow Agent” means Citibank N.A.
“Escrow Agreement” has the meaning set forth in Section 3.2(a)(viii).
“Escrow Amount” means an aggregate amount equal to one million dollars ($1,000,000.00), to be released in installments in accordance with the Escrow Agreement and Section 11.10 of this Agreement.
“Escrow Funds” means, as of any date of determination, the excess (if any) of the Escrow Amount (including any interest accrued on the Escrow Amount, if any) minus the sum of all distributions and other payments to any Person from the Escrow Amount paid pursuant to the terms of this Agreement and the Escrow Agreement on or prior to such date of determination.
“Estimated Cash” has the meaning set forth in Section 2.4(a),
“Estimated Closing Statement” has the meaning set forth in Section 2.4(a).
“Estimated Indebtedness” has the meaning set forth in Section 2.4(a).
“Estimated Non-FF Gross Revenues” has the meaning set forth in Section 2.4(a).
“Estimated Selling Expenses” has the meaning set forth in Section 2.4(a).
“Estimated Working Capital” has the meaning set forth in Section 2.4(a).

|

“Expiration Date” has the meaning set forth in Section 11.3(a).
“FF Renewal Contract” means an amendment to a services agreement to be entered into on or before the Closing Date, by and between the Company and Farfetch UK Limited which (i) provides a term valid through December 31, 2025, and (ii) provides payment obligations of Farfetch UK Limited to the Company of no less than $106,000.00 per calendar year for 2025.
“Final Cash” has the meaning set forth in Section 2.4(b).
“Final Indebtedness” has the meaning set forth in Section 2.4(b).
“Final Non-FF Gross Revenues” has the meaning set forth in Section 2.4(b).
“Final Selling Expenses” has the meaning set forth in Section 2.4(b).
“Final Statement” has the meaning set forth in Section 2.4(b).
“Final Working Capital” has the meaning set forth in Section 2.4(b).
“Financial Statements” has the meaning set forth in Section 5.5(a).
“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Validity and Enforceability), Section 4.2 (Title to Purchased Securities), Section 4.5 (Brokers), Section 5.1 (Existence and Good Standing), Section 5.2 (Power), Section 5.3 (Capitalization of the Company and the Subsidiary) and Section 5.25 (Brokers).
“General Enforceability Exceptions” has the meaning set forth in Section 4.1.
“Governing Documents” means, with respect to any Person that is not an individual, the agreements and instruments, including any amendments thereto, by which such Person establishes its legal existence or governs its internal affairs, including such Person’s (a) certificate or articles of incorporation or formation, as amended; (b) bylaws or operating or limited liability company agreement, as amended; and (c) any and all other similar and/or related documents, as amended.
“Governmental Authority” means any government or political subdivision or regulatory authority, whether federal, state, local, foreign or territorial, or any agency, commission, bureau, department, authority, court, arbitration tribunal or instrumentality of any such government or political subdivision or regulatory authority, or any court, mediator or arbitrator.
“Gross Revenues” means, the audited consolidated total revenues of the Group Companies, calculated in accordance with the Accounting Methodology.
“Group Companies” has the meaning set forth in the preamble.
“Gucci” has the meaning set forth in Section 11.1(a)(vii).
“IFRS” means International Accounting Standards or International Financial Reporting Standards issued or adopted by the International Accounting Standards Board (or a predecessor body) and interpretations issued by IFRS Interpretations Committee (or a predecessor body), each as and to the extent adopted from time to time by the European Union in accordance with EU Regulation No. 1606/2002.

|

“Indebtedness” of any Person means: either (a) any liability of such Person (i) for borrowed money (including the current portion thereof), (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance, note purchase facility or similar instruments, (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), (iv) for the payment of money relating to leases that should be classified as a capitalized lease obligation in accordance with IFRS, (v) for all or any part of the deferred purchase price of property or services (other than trade payables incurred in the Ordinary Course of Business and included in Net Working Capital, as finally determined), including any “earnout” or similar payments or any non-compete payments, (vi) under interest rate swap, hedging or similar agreements, (vii) for any and all amounts owed by the Group Companies to any of its Affiliates or the Seller or any of its respective Affiliates, including unpaid dividends or distributions declared or payable by such Group Company, (viii) for obligations of the Group Companies for deferred compensation, post-retirement welfare benefits, unfunded or underfunded pensions and severance obligations and similar liabilities arising prior to the Closing with respect to the termination of any current or former employee, (ix) for Accrued Income Taxes, and (x) any liability for deferred revenue in respect of amounts received by the Group Companies prior to the Measurement Time in relation to services to be supplied to customers of the Group Companies after the Measurement Time, or (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness.
“Indemnified Party” has the meaning set forth in Section 11.2(a).
“Indemnifying Party” has the meaning set forth in Section 11.2(a).
“Information Systems” means all computer hardware, databases and data storage systems, computer, data, database and communications networks (other than the internet), architecture interfaces and firewalls (whether for data, voice, video or other media access, transmission or reception) and other apparatus used to create, store, transmit, exchange or receive information in any form.
“Initial Purchase Price” has the meaning set forth in Section 2.2(a).
“Intellectual Property” means any and all of the following in any jurisdiction throughout the world, by whatever name or term known or designated, tangible or intangible, whether arising by operation of Law, Contract, or otherwise: (a) Copyrights; (b) Domain Names; (c) Patents; (d) Software, (e) Trademarks; (f) Trade Secrets; (g) rights of publicity, and (h) claims and rights in and to all income, royalties, damages, claims, and payments now or hereafter due or payable with respect to any of the foregoing, and in and to all causes of action, either in law or in equity, for past, present or future infringement, misappropriation, violation, dilution, unfair competition or other unauthorized use or conduct in derogation or violation of or based on any of the foregoing rights, and the right to receive all proceeds and damages therefrom, unless not permitted by this Agreement.
“Interim Financial Statements” has the meaning set forth in Section 5.5(a).
“Intra-Group Financing Payables” means all liabilities payable to the Seller or its Affiliates by any Group Company as at the Measurement Time, other than in respect of the intercompany trading activities in the ordinary course of trading.

|

“Intra-Group Financing Receivables” means all receivables from the Seller or its Affiliates by any Group Company as at the Measurement Time other than in respect of the intercompany trading activities in the ordinary course of trading.
“Investment” means any Equity Interest (including any convertible debt, options, warrants and similar instruments), of record or beneficially, directly or indirectly, in any Person.
“IRS” means the Internal Revenue Service.
“Key Employees” means specific employees of the Company as agreed in writing (including by email) between the Buyer and the Seller on the date hereof, which may further be revised the Buyer and the Seller in writing (including by email).
“Knowledge of the Seller” or “Seller’s Knowledge” means the actual knowledge of Dmitry Nosach, Anastasiya Sushchevich, and Alexander Bykov, in each case, obtained after reasonable inquiry of their respective direct reports and reasonably be expected to obtain in performing his or her duties for the Company.
“Law” means any applicable federal, state, local, foreign or other law, statute, code, ordinance, rule, regulation, common law, regulatory or administrative guidance, constitution, treaty, principle of common law or other requirement of any Governmental Authority.
“Leased Real Property” has the meaning set forth in Section 5.8(b).
“Liability Claim” has the meaning set forth in Section 11.2(a).
“Liens” means any mortgage, pledge, hypothecation, deed of trust, lease, rights of others, right of first refusal, claim, security interest, encumbrance, easement, servitude, proxy, title defect, title retention agreement, voting trust agreement, transfer restriction, community property interest, option, lien, charge or similar restrictions or limitations.
“Litigation Conditions” has the meaning set forth in Section 11.2(c).
“Losses” has the meaning set forth in Section 11.1(a).
“Material Adverse Effect” means any change, event, circumstance, effect or occurrence (any such item, an “Effect”) which, individually or in the aggregate, has had or is reasonably likely to have a material adverse effect on the business, operations, condition (financial or otherwise), results of operations, assets or liabilities of the Group Companies, taken as a whole, or the ability of the Seller to perform its obligations hereunder or to consummate the transactions; provided, however, that in no event shall any of the following Effects, alone or in combination, be deemed to constitute or be taken into account in determining whether there has been a Material Adverse Effect: (a) any changes in the economy or financial or capital markets (including interest rates) or political conditions of a Territory; (b) any changes that generally affect any of the industries in which the Group Companies operate or participate; (c) any failure by the Company to meet internal or other estimates, predictions, projections or forecasts (provided, that the facts giving rise or contributing to any such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); (d) any change in IFRS or any change in Law (or, in each case, the interpretations thereof), in each case after the date hereof; (e) war, hostilities, terrorism or natural disasters, (f) any epidemic, pandemic or disease outbreak; (g) the announcement or pendency of the transactions contemplated by this Agreement; or (h) compliance by the Company with the terms of this Agreement or the Transaction Documents, except, for purposes of clauses (a), (b), (d) and

|

(e), if such Effects have a materially disproportionate negative effect on the Group Companies as compared to the other Persons engaged in the same industry as the Group Companies.
“Material Contracts” has the meanings set forth in Section 5.11(a).
“Material Customers” has the meaning set forth in Section 5.20(a).
“Material Suppliers” has the meaning set forth in Section 5.20(b).
“Measurement Time” means 12:01 a.m. Eastern Time on the Closing Date.
“Non-FF Gross Revenues” means the audited consolidated total revenues for the fiscal year ended December 31, 2024 of the Group Companies, excluding all revenues and receipts of every kind derived by the Group Companies on a consolidated basis for the year ended December 31, 2024 resulting from the Contracts made between the Group Companies, on the one hand, and the Seller or its Affiliates (excluding, for this definition, the Group Companies), on the other hand.
“Net Working Capital” means, as of the Measurement Time, (a) those specific categories of current assets of the Group Companies set forth on Annex A minus (b) those specific categories of current liabilities of the Group Companies set forth on Annex A; provided, Net Working Capital shall not include (x) any income Tax assets or income Tax liabilities or deferred Tax assets or deferred Tax liabilities or (y) any Tax assets or Tax liabilities attributable to an affiliated, consolidated, combined or unitary group the common parent of which is not a Group Company. For the sake of clarity, an example of the Net Working Capital calculation, calculated in accordance with the Accounting Methodology, is set forth on Annex A attached hereto.
“Non-Required Action” means, with respect to either party, any action that would cause such party hereto or its Affiliates to incur any liability (contingent or otherwise), pay any consideration or otherwise expend any out of pocket expenses (other than reasonable internal costs and reasonable costs of legal advisors), commence a Proceeding or offer or grant any material accommodation to any other Person; in each case, with respect solely to the Seller and its Affiliates, except for incurrence of liabilities and payment of amounts that (a) are solely obligations of the Group Companies that would not become payable until after the Closing and (b) would not reduce the Purchase Price.
“Objection Notice” has the meaning set forth in Section 2.4(c).
“Order” means any order, writ, injunction, judgment, directive, award, ruling, decree or similar determination of any Governmental Authority and any stipulation, settlement agreement, conciliation agreement or compliance agreement made or entered into in connection with any Proceeding.
“Ordinary Course of Business” means the ordinary and usual course of the business of the Group Companies consistent with their past custom and practice.
“Owned Intellectual Property” means all Intellectual Property, material to the operation of the Group Companies’ business as carried on immediately prior to the date of this Agreement, owned or purported to be owned (in whole or in part) by a Group Company.
“Patents” means all patents, industrial and utility models, industrial designs, petty patents, patents of importation, patents of addition, certificates of invention, design patents, patent applications, patent disclosures and any other indicia of invention ownership issued or granted by any Governmental Authority, including all provisional applications, priority and other

|

applications, divisionals, continuations (in whole or in part), extensions, reissues, re-examinations or equivalents or counterparts of any of the foregoing; and moral and economic rights of inventors in any of the foregoing.
“Permit” means any permit, registration, license, approval, certificate, qualification, consent, accreditation, authorization or similar document or authority granted or issued by a Governmental Authority or other certification or accreditation body.
“Permitted Liens” means (a) statutory Liens for current Taxes, assessments, fees and other charges by Governmental Authorities that are not due and payable as of the Closing Date or the amount or validity of which is being contested in good faith by (if then appropriate) appropriate proceedings, (b) mechanics’, carriers’, workers’, and repairers’ Liens arising or incurred in the Ordinary Course of Business or imposed by Law that are not material to the business, operations and financial condition of the Group Companies’ property so encumbered and that are not resulting from a breach, default or violation by a Group Company of any Contract or Law, and (c) any recorded easement, covenant, zoning or other restriction on the Leased Real Property that, together with all other Permitted Liens, does not materially prohibit or impair the current use, occupancy, value, or marketability of title of the property subject thereto.
“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust or other entity.
“Personal Information” means personally identifiable information or other confidential customer information and includes information that: (a) can be used to identify, contact, or locate a specific individual, (b) can be used in conjunction with other personal or identifying information to identify or locate a specific individual, or (c) is defined as “personal information” by applicable laws relating to the collection, use, storage, and/or disclosure of information about an identifiable individual.
“Post-Closing Bonus Program Payments” has the meaning set forth in Section 7.9.
“Post-Closing Straddle Period” has the meaning set forth in Section 10.1(a).
“Pre-Closing Straddle Period” has the meaning set forth in Section 10.1(a).
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
“Privilege Period” has the meaning set forth in Section 10.1(a).
“Proceeding” means any demand, charge, complaint, action, suit, proceeding, arbitration, hearing, audit, interference, opposition, reexamination, concurrent use, cancellation, investigation or claim of any kind (whether civil, criminal, administrative, investigative, informal or other, at law or in equity) commenced, filed, brought, conducted or heard by, against, to, of or before or otherwise involving, any Governmental Authority.
“Products and Services” means any product or service marketed, sold, provided or performed by any Group Company as of the Closing Date.
“Prohibited Transaction” means any transaction prohibited by either Section 4975 of the Code or Section 406 of ERISA which is not exempted by either Section 4975 of the Code or Section 408 of ERISA.

|

“Proprietary Software” means any Software developed by, or specifically for, a Group Company and material to the operation of the Group Companies’ business as carried on immediately prior to the date of this Agreement.
“Purchase Price” has the meaning set forth in Section 2.2(a).
“Purchased Securities” has the meaning set forth in the recitals.
“Real Property” means any and all real property and interests in real property of the Group Companies (together with all buildings, structures, fixtures and improvements thereon), including the Leased Real Property.
“Real Property Lease” has the meaning set forth in Section 5.8(b).
“Receiving Party” has the meaning set forth in Section 7.8(a).
“Redundancy Process” means the process pursuant to which the Group Companies shall terminate certain employment and consultant contracts prior to the Closing Date.
“Release Documents” means that certain lien and guarantee release, an officer’s certificate and a UCC-3 in favor of Wilmington Trust.
“Released Party” has the meaning set forth in Section 12.1.
“Releasing Party” has the meaning set forth in Section 12.1.
“Repaid Indebtedness” has the meaning set forth in Section 2.2(b)(ii).
“Sanctioned Country” means a country or territory that is subject or target of comprehensive Sanctions which currently comprise Cuba, Iran, North Korea, Syria, the Crimea/Sevastopol region of Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic.
“Sanctioned Person” means: (i) any Person designated on the lists of Specially Designated Nationals and Blocked Persons or “Foreign Sanctions Evaders” maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the Consolidated Financial Sanctions List maintained by the European Commission or the Consolidated List of Asset Freeze Targets maintained by the Office of Financial Sanctions Implementation within the UK’s HM Treasury, or any equivalent list maintained by the competent sanctions authority of any member state of the EU; (ii) any Person that is part of, a government of a Sanctioned Country or organized or residing in a Sanctioned Country; or (iii) any entity that is, in the aggregate, 50% or greater owned directly or indirectly, or otherwise controlled by a person or persons described in clause (i) of this definition.
“Sanctions” means all applicable economic or financial sanctions and trade embargoes imposed by the United States, the United Nations Security Council, the European Union or the United Kingdom.
“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.
“Seller” has the meaning set forth in the preamble.
“Seller Bank Account” means the following bank account of the Seller:

|

Account Name:    Farfetch US Holdings Inc.
Account Number:    [REDACTED]
Bank:    Citibank N.A. London Branch
IBAN Number:    [REDACTED]
Swift Code:        [REDACTED]
“Selling Expenses” means, without duplication, any and all (a) unpaid costs, fees and expenses of outside advisors incurred by a Group Company or the Seller and for which a Group Company has agreed to pay relating to the process of selling the Group Companies or its assets or businesses, whether incurred in connection with this Agreement or otherwise, including all legal fees, accounting, tax, investment banking fees and expenses, (b) change-of-control, transaction, sale or similar bonuses or payments payable to employees, agents and consultants of or to a Group Company in connection with the transactions contemplated by this Agreement and unpaid by such Group Company as of the Closing Date (including the employer portion of any payroll, social security, unemployment or similar Taxes), (c) severance obligations, retention bonuses and “stay” bonuses owed by a Group Company to employees, agents and consultants of or to such Group Company triggered prior to or in connection with the transactions contemplated by this Agreement excluding any Post-Closing Bonus Program Payments (including the employer portion of any payroll, social security, unemployment or similar Taxes), and (d) 50% of the fees to the Escrow Agent pursuant to the Escrow Agreement.
“Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed, such as, but not limited to, databases and data collections.
“Straddle Period” has the meaning set forth in Section 10.1(a).
“Subsidiary” has the meaning set forth in the preamble.
“Taiwan” means the Republic of China (Taiwan).
“Target Net Working Capital” means $0.
“Tax” means any foreign, United States federal, state or local net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, capital stock, net worth, privilege, intangible, value added, transfer, franchise, profits, license, withholding, payroll, employment, unemployment, excise, severance, stamp, occupation, premium, real property, personal property, environmental or windfall profit tax, custom, duty or other tax, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority with respect thereto, in each case, whether disputed or not. “Taxable” has a correlative meaning thereto.
“Tax Matter” has the meaning set forth in Section 10.4.
“Tax Returns” means all Tax returns, statements, reports, elections, schedules, claims for refund, and forms (including estimated Tax or information returns and reports) required to be supplied to any Taxing Authority with respect to Taxes, including any supplement or attachment thereto and any amendment thereof.
“Taxing Authority” means any Governmental Authority responsible for the determination, enforcement, assessment, collection, administration or the imposition of any Tax.
“Termination Date” has the meaning set forth in Section 9.1(b).

|

“Territory” means any state in the United States, the United Kingdom, the European Union and Taiwan, in each case in which Seller marketed, sold, provided or performed any Products and Services as of the Closing Date.
“Trade Secrets” means anything that would constitute a “trade secret” under applicable law, and all other inventions (whether patentable or not), discoveries, improvements, ideas, designs, models, formulae, patterns, drawings, blueprints, methods, techniques, processes, know-how, confidential information, proprietary information, customer lists, software and technical information; and moral and economic rights of authors and inventors in any of the foregoing.
“Trademarks” means trademarks, service marks, fictional business names, trade names, commercial names, certification marks, collective marks, Domain Names and other proprietary rights to any words, names, slogans, symbols, logos, devices or combinations thereof used to identify, distinguish and indicate the source or origin of goods or services; registrations, renewals, applications for registration, equivalents and counterparts of the foregoing; and the goodwill of the business associated with each of the foregoing.
“Transaction Documents” means the Employment Agreements, the Escrow Agreement and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Buyer, the Seller or a Group Company in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Transaction Document, as indicated by the context in which such term is used.
“Transfer Taxes” has the meaning set forth in Section 10.2.
“TSA” means the transition services agreement to be entered into between the Buyer and the Seller at Closing substantially in the form attached hereto as Exhibit B.
“Voir” means Voir Inc., a company incorporated in Delaware, with registered number 6102510.
“Voir Licence” has the meaning set forth in the APLA.
Article 2
PURCHASE AND SALE
2.1Purchase and Sale of the Purchased Securities. At the Closing, upon the terms and subject to the conditions of this Agreement, the Seller hereby sells, transfers, assigns, conveys and delivers to the Buyer, free and clear of any Liens (other than those imposed under applicable securities Law), and the Buyer hereby purchases from the Seller, all of the Purchased Securities.
2.2Purchase Price; Payment.
(a)Subject to the adjustments set forth in Section 2.4, the aggregate consideration to be paid by the Buyer for the purchase and sale of the Purchased Securities is an amount equal to the sum of (i) 3.25 multiplied by the Non-FF Gross Revenues, plus (ii) if FF Renewal Contract has been executed on or before the date hereof, the amount equal to the Annualized FF Revenues (the sum of (i) and, if applicable, (ii) shall be subject to a minimum of $5,500,000.00 and a maximum of $6,000,000.00, and for the purpose of calculating the Initial Purchase Price at Closing only, the parties agree that the estimated sum is $5,500,000.00), plus (iii) the amount, if any, by which (A) the Estimated Working Capital exceeds (B) the Target Net Working

|

Capital plus the Collar Amount, minus (iv) the amount, if any, by which (A) the Estimated Working Capital is less than (B) the Target Net Working Capital minus the Collar Amount, minus (v) the Estimated Indebtedness, minus (vi) the Estimated Selling Expenses, and plus (vii) the Estimated Cash (such amount, the “Initial Purchase Price” and as adjusted pursuant to Section 2.4, the “Purchase Price”). For the avoidance of doubt, if the difference (positive or negative) between the Net Working Capital and the Target Net Working Capital is less than the Collar Amount, the adjustments contemplated in Section 2.2(a)(iii) and Section 2.2(a)(iv) shall be $0.
(b)Subject to the terms and conditions of this Agreement, at the Closing, the Buyer shall by wire transfer of immediately available funds:
(i)deposit, or cause to be deposited, with the Escrow Agent the Escrow Amount in accordance with the terms of the Escrow Agreement, to a single bank account designated in writing by the Escrow Agent;
(ii)on behalf of the Group Companies, cause the Indebtedness set forth on Section 2.2(b)(ii) of the Disclosure Schedules (the “Repaid Indebtedness”) that is outstanding immediately prior to the Closing as set forth on the Estimated Closing Statement to be repaid in full to the Persons entitled thereto pursuant to the Payoff Letters in respect of such Repaid Indebtedness delivered by the Seller to the Buyer not less than five (5) Business Days prior to the Closing Date;
(iii)on behalf of the Seller, or the Group Companies, pay, or cause to be paid, the Estimated Selling Expenses, as set forth on the Estimated Closing Statement, to the Persons entitled thereto pursuant to the instructions delivered by the Seller to the Buyer not less than five (5) Business Days prior to the Closing Date; and
(iv)pay, or cause to be paid, to the Seller an amount equal to the Initial Purchase Price, less the Escrow Amount, to the Seller Bank Account or such other single bank account as may be designated in writing by the Seller at least two (2) Business Days prior to the Closing Date.
(c)Following the Closing through December 31, 2024, the Buyer (and its respective successors or assigns) and their Affiliates shall not take any action that the purpose of which is to prevent payment of, or reduces the amount of, the Final Revenues Multiple, and shall (i) use its commercially reasonable efforts to promote the use and delivery of services provided by the Group Companies and (ii) collect and invoice all required monies owed to the Group Companies by its customers in the Ordinary Course of Business.
2.3Earnout.
(a)Subject to the occurrence of the Closing and no later than April 30, 2026, the Buyer shall pay to the Seller Bank Account by wire transfer of immediately available funds an amount equal to the lesser of:
(i)$500,000.00; and
(ii)1.75 multiplied by the amount equal to (x) the Gross Revenues for the fiscal year ended December 31, 2025, minus (y) the Gross Revenues for the fiscal year ended December 31, 2024. If (x) minus (y) yields a negative number,

|

then such amount shall be treated as zero. For the purpose of this Section 2.3, the Gross Revenues under (x) and (y) shall exclude:
(A)the revenues generated from the Buyer’s original customers pertained before the Closing Date; and
(B) revenues generated from any Intellectual Property (excluding Intellectual Property that can be applied on or related to shoes and bags) developed by the Group Companies after the Closing Date.
(b)During the period following the Closing through to December 31, 2025, the Buyer (and its respective successors or assigns) and their Affiliates shall not take any action that the purpose of which is to prevent payment of, or reduces the amount of, the Earnout, and shall (i) use its commercially reasonable efforts to promote the use and delivery of services provided by the Group Companies and (ii) collect and invoice all required monies owed to the Group Companies by its customers in accordance with the agreements with them. The Buyer shall not permit any intra-group transactions to be undertaken by the Group Companies at a rate or value that is less than the reasonable arm’s length commercial rate or value of such transaction, and/or transfer, divert or redirect any business trading or revenue from the Group Companies to any member of the Buyer’s Group, the purpose or intended effect of which is to distort or reduce the Earnout.
(c)For the purposes of determining the Gross Revenues and amounts set forth in Section 2.3(a)(ii), the Buyer will provide an auditor’s report on special purpose financial information for the consolidated revenues of the Group Companies for the fiscal year ended December 31, 2024 and 2025.
(d)The payment made in accordance with Section 2.3 is part of the Purchase Price.
2.4Purchase Price Adjustment.
(a)The Seller has delivered to the Buyer a statement (the “Estimated Closing Statement”), which is attached hereto as Part 2 of Annex A, setting forth the Group Companies’ reasonable good faith estimates of (i) the Net Working Capital as of the Measurement Time (such estimate, the “Estimated Working Capital”), as determined in accordance with the Accounting Methodology and Annex A, (ii) the Indebtedness of the Group Companies outstanding as of immediately prior to the Closing (such estimate, the “Estimated Indebtedness”), (iii) the Cash of the Group Companies as of the Measurement Time (such estimate, the “Estimated Cash”), (iv) the unpaid portion of the Selling Expenses as of immediately prior to the Closing (such estimate, the “Estimated Selling Expenses”), and (v) the Non-FF Gross Revenues (the “Estimated Non-FF Gross Revenues”), which statement contains reasonable supporting calculations with respect to each of the amounts and components set forth in the Estimated Closing Statement.
(b)Within sixty (60) days after the Closing Date, the Buyer shall prepare and deliver, or cause to be prepared and delivered, to the Seller, a statement prepared in accordance with Annex A (the “Final Statement”), setting forth its calculations of (i) the Net Working Capital as of the Measurement Time (the “Final Working Capital”) as determined in accordance with the Accounting Methodology, (ii) the Indebtedness of the Group Companies outstanding as of immediately prior to the Closing (the “Final Indebtedness”), (iii) the Cash of the Group Companies as of the Measurement Time (the “Final Cash”), (iv) the unpaid portion of the Selling Expenses as of immediately prior to

|

the Closing (the “Final Selling Expenses”), and (v) the Non-FF Gross Revenues (the “Final Non-FF Gross Revenues”).
(c)Within thirty (30) days following receipt by the Seller of the Final Statement, the Seller shall deliver written notice (an “Objection Notice”) to the Buyer of any dispute it has with respect to the preparation or content of such statement. An Objection Notice must describe in reasonable detail the items contained in the Final Statement that the Seller disputes and the basis for any such disputes. Any items not disputed in the Objection Notice will be deemed to have been accepted by the Seller. Furthermore, if the Seller does not deliver an Objection Notice with respect to the Final Statement within such thirty (30)-day period, such statement will be final, conclusive and binding on the parties. If the Seller delivers a timely Objection Notice, the Buyer and the Seller shall negotiate in good faith to resolve the disputes set forth therein. If the Buyer and the Seller, notwithstanding such good faith effort, fail to resolve such disputes within thirty (30) days after the Seller delivers an Objection Notice, then the Buyer and the Seller, jointly, shall engage the Accounting Firm to resolve only the items then remaining in dispute (the “Disputed Items”) in accordance with the standards set forth in Section 2.4(d).
(d)As promptly as practicable thereafter (and, in any event, within thirty (30) days after the Accounting Firm’s engagement), the Buyer and the Seller shall each prepare and submit a presentation to the Accounting Firm. In resolving such Disputed Items, the Accounting Firm shall consider only the Disputed Items. As soon as practicable thereafter, the Accounting Firm shall (i) make any calculations in accordance with the Accounting Methodology, (ii) shall review and determine only those items remaining in dispute between the Buyer and the Seller, and (iii) shall only be permitted or authorized to determine an amount with respect to any such disputed item that is either, or within the numerical range between, the amount of Disputed Items as proposed by Buyer in the Final Statement or the amount of such disputed item as proposed by the Seller in the Objection Notice. The Accounting Firm shall act as an expert and not an arbitrator. Save for manifest error or fraud, all determinations made by the Accounting Firm will be final, conclusive and binding on the parties. All fees and expenses relating to the work, if any, to be performed by the Accounting Firm will be allocated between the Buyer, on the one hand, and the Seller, on the other hand, in the same proportion as the differences between the aggregate amount of the Disputed Items so submitted to the Accounting Firm that is unsuccessfully disputed by each such party (as finally determined by the Accounting Firm) and the final total determined amount of such items so submitted.
(e)For purposes of complying with the terms set forth in this Section 2.4, each party hereto shall cooperate with and make available to the other party and its representatives all information, records, data and working papers and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Final Statement and the resolution of any disputes under the Final Statement; provided, however, that (i) the provision of any information or access pursuant to this Section 2.4(e) will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of the auditors as requested by the auditors in connection with the sharing of work papers and (ii) nothing in this Section 2.4(e) will require any party to disclose information that is subject to attorney-client privilege
(f)Within ten (10) Business Days after the date on which the Final Working Capital, the Final Indebtedness, the Final Cash, the Final Selling Expenses, the Final

|

Non-FF Gross Revenues, and the Purchase Price resulting therefrom are finally determined pursuant to Section 2.4(d):
(i)If the Purchase Price as finally determined pursuant to Section 2.4(c) exceeds the Initial Purchase Price, the Buyer will pay to the Seller, by wire transfer of immediately available funds to the Seller Bank Account or such other single bank account as may be designated in writing by the Seller at least two (2) Business Days prior to the date of such payment, the amount of such excess.
(ii)If the Initial Purchase Price exceeds the Purchase Price as finally determined pursuant to Section 2.4(c), the Buyer and the Seller will jointly instruct the Escrow Agent in accordance with the terms of the Escrow Agreement to pay to the Buyer out of the Escrow Funds, by wire transfer of immediately available funds to the bank account designated in writing by the Buyer at least two (2) Business Days prior to the date of such payment, the amount of such deficit.
(iii)Any payments made (or deemed to have been made) pursuant to this Section 2.4(f) shall constitute an adjustment to the Purchase Price for Tax purposes and shall be treated as such by the parties on their respective Tax Returns and in any communications with any Taxing Authorities, unless otherwise required by applicable Law.
(g)The Seller has delivered to the Buyer the unaudited consolidated balance sheets of the Group Companies as of November 30, 2024 and the unaudited statements of income and statement of cash flows for the eleven (11)-month period ended on November 30, 2024, attached hereto as Annex C (the “Consolidated Financial Statements”).
2.5Tax Withholding. Notwithstanding anything in this Agreement to the contrary, the Buyer, its Affiliates and the Group Companies shall be entitled to withhold and deduct from amounts otherwise payable pursuant to this Agreement such amounts as the Buyer, any of its Affiliates or a Group Company is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law. If the Buyer determines that any deduction or withholding is required in respect of a payment pursuant to this Agreement, the Buyer shall provide written notice to the Seller no less than fifteen (15) days prior to the date on which such deduction or withholding is to be made with a written explanation substantiating the requirement to deduct or withhold, and the parties shall use commercially reasonable efforts to cooperate to mitigate any such requirement to the maximum extent permitted by Law. The Buyer shall promptly remit all deducted or withheld amounts to the applicable Governmental Authority in accordance with applicable Law and shall promptly provide the Seller with a receipt issued by the Governmental Authority or other reasonable evidence of such remittance. To the extent that amounts are so deducted or withheld by the Buyer, any of its Affiliates or the Group Companies, as applicable, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.
Article 3
CLOSING AND DELIVERIES
3.1Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on January 7, 2025 following the satisfaction or waiver of each of the conditions set forth in Article 8 (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver of

|

such conditions at the Closing), or on such other date or at such other time and place as the parties hereto mutually agree in writing (including via email) (the “Closing Date”). All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered. Solely for accounting purposes, the effective time of the Closing will be deemed to be the Measurement Time.
3.2Deliveries by the Seller. At the Closing, the Seller shall:
(a) deliver, or cause to be delivered, to the Buyer the following items:
(i)duly executed equity powers and executed copies of the Release Documents;
(ii)a certificate from an officer of the Seller, dated as of the Closing Date, given by him or her on behalf of the Seller, and not in his or her individual capacity, to the effect that, the conditions set forth in Section 8.2(a), Section 8.2(b), Section 8.2(d), and Section 8.2(f) have been satisfied;
(iii)a certificate of good standing in respect of the Company issued less than three months prior to the Closing Date;
(iv)written resignations, in form and substance reasonably acceptable to the Buyer, of each director and/or officer of each Group Company listed on Disclosure Schedule 3.2(a)(iv);
(v)an IRS Form W-9 duly completed and executed by the Seller;
(vi)evidence reasonably satisfactory to the Buyer that the agreements set forth on Disclosure Schedule 3.2(a)(vi) have been terminated;
(vii)in relation to the Key Employees:
(A)for the Key Employees based in the UK and Portugal, a non-compete letter, substantially in the form attached hereto as Exhibit C, duly executed by such Key Employees; and
(B)for the Key Employees based in Lithuania, a side letter to their current employment agreement, substantially in the form attached hereto as Exhibit D, duly executed by such Key Employees
(C)(together, the “Employment Agreements”);
(viii)an escrow agreement, duly executed by the Seller and the Escrow Agent, substantially in the form attached hereto as Exhibit A (the “Escrow Agreement”);
(ix)separation agreements, duly executed by the individuals listed in Annex B;
(x)a copy of the TSA executed by the Seller; and

|

(xi)the Group Companies shall have provided the Buyer with the access to and control over the following:
(A) all Proprietary Software of the Group Companies, which shall have been stored in GitHub, and is accessible by at least one Key Employee and, with effect from the Closing, one Person of the Buyer, each of whom have been designated in writing by the Buyer not less than five (5) Business Days prior to the Closing Date;
(B)the Group Companies’ material IT infrastructure for all material services, app and web modules;
(C)all relevant technical documentation controlled by or under the possession of the Group Companies for the source codes, including all SDK and API documents and architecture design transfer; and
(xii)use its best endeavours to deliver, or cause to be delivered, to the Buyer written consent by The Glimpse Group, Inc. under the Software and Hardware Development Agreement dated 24 November 2023 between Glimpse and the Company in connection with this Agreement.
3.3Deliveries by the Buyer. At the Closing, the Buyer shall deliver, or cause to be delivered, to the Seller, the following items:
(a)a certificate from an officer of the Buyer, dated as of the Closing Date, given by him or her on behalf of the Buyer, and not in his or her individual capacity, to the effect that, the conditions set forth in Section 8.1(a), Section 8.1(b), and Section 8.1(d) have been satisfied;
(b)the Employment Agreements, duly executed by a post-Closing officer of the applicable Group Company;
(c)the Escrow Agreement, duly executed by the Buyer and the Escrow Agent; and
(d)a copy of the TSA executed by the Buyer.
Article 4
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER
Except to the extent set forth in or qualified by the Disclosure Schedules, the Seller represents and warrants to the Buyer, that the statements contained in this Article 4 are true, correct and complete as of the date hereof and as of the Closing Date:
4.1Validity and Enforceability. The Seller has the capacity or the requisite power and authority, as the case may be, to execute, deliver and perform his, her or its obligations under this Agreement and the Transaction Documents to which it is a party. The Seller is duly organized, validly existing and in good standing under the Laws of the Seller’s jurisdiction of organization. The execution, delivery and performance of this Agreement and each of the Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, has been duly authorized and approved by all required action on the part of the Seller. This Agreement and each of the Transaction Documents have been duly executed and delivered by the Seller and, assuming due authorization, execution and delivery by the Buyer, represent the

|

legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation, fraudulent conveyance and other similar Laws and principles of equity affecting creditors’ rights and remedies generally (the “General Enforceability Exceptions”).
4.2Title to Purchased Securities. The Seller owns of record and beneficially, and has good and marketable title to, the Purchased Securities, free and clear of any Liens. The Seller is not a party to (a) any option, warrant, purchase right, subscription right, right of first refusal, call, put or other Contract (other than this Agreement) that could require the Seller to sell, transfer or otherwise dispose of such Purchased Securities or (b) any voting trust, proxy or other Contract relating to the voting of such Purchased Securities. Upon the consummation of the transactions contemplated by this Agreement, the Buyer will acquire good and valid title to the Seller’s Purchased Securities, free and clear of all Liens.
4.3No Conflict. Neither the execution of this Agreement or the Transaction Documents, nor the performance by the Seller of its obligations hereunder or thereunder will (a) violate or conflict with (i) the Governing Documents of a Group Company, (ii) the Governing Documents of the Seller or (iii) any Law or Order applicable to the Seller, a Group Company, or by which any of its properties or assets are bound, (b) violate, conflict with or result in a breach or termination of, or otherwise give any Person additional rights or compensation under, or the right to terminate or accelerate, or the loss of a material benefit under, or constitute (with notice or lapse of time, or both) a default under the terms of any Contract to which the Seller or a Group Company is a party or by which any of the assets or the properties of the Seller or a Group Company are bound or (c) result in the creation or imposition of any Lien with respect to, or otherwise have an adverse effect upon, the Purchased Securities owned by the Seller or the properties or assets of a Group Company.
4.4Litigation. There is no Order and no Proceeding pending, or to the Knowledge of the Seller, threatened or anticipated against or by the Seller or any of its Affiliates or any of the Seller’s properties, rights, assets (including the Seller’s Purchased Securities) or businesses relating to or affecting the transactions contemplated by this Agreement, or that would give any Person the right to enjoin or rescind the transactions contemplated by this Agreement or otherwise prevent the Seller from complying in all respects with the terms and provisions of this Agreement.
4.5Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Seller in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Seller.
Article 5
REPRESENTATIONS AND WARRANTIES RELATING TO THE GROUP COMPANIES
Except to the extent set forth in or qualified by the Disclosure Schedules, the Seller represents and warrants to the Buyer that the statements contained in this Article 5 are true, correct and complete as of the date hereof and as of the Closing Date:
5.1Existence and Good Standing. Each Group Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and save where such failure would have a Material Adverse Effect, is duly authorized, qualified or licensed to do business as a foreign entity and in good standing in each of the jurisdictions set

|

forth next to such Group Company’s name on Disclosure Schedule 5.1, which are the only jurisdictions in which such Group Company is required to be so qualified. The Seller has delivered to the Buyer true, complete and correct copies of the Governing Documents of each Group Company, each as in effect as of the date hereof. Such Governing Documents are in full force and effect, and each Group Company is not in violation in any material respect of any provision thereof. Disclosure Schedule 5.1 sets forth a true and correct list of each director, manager and officer of each Group Company.
5.2Power. Each Group Company has all necessary corporate power and authority to (a) own, operate and lease its properties and assets as and where currently owned, operated and leased, and (b) carry on its business as currently conducted.
5.3Capitalization of the Company and the Subsidiary. The authorized, issued and outstanding Equity Interests of each Group Company are set forth on Disclosure Schedule 5.3, and all of which (i) have been duly authorized and are validly issued and are fully paid and non-assessable, (ii) were offered, sold, issued and granted in compliance with applicable Law, including federal and state securities Laws and all requirements set forth in its Governing Documents and any applicable Contracts governing the issuance of such Equity Interests, and (iii) were not issued in violation of preemptive rights, purchase rights, puts, calls, rights of first refusal, subscription rights or similar rights of any Person. The Purchased Securities represent the only issued and outstanding Equity Interests of the Company. No shares of capital stock are held by a Group Company as treasury stock. There are no outstanding or authorized securities convertible or exchangeable for Equity Interests of a Group Company or any options, warrants, purchase rights, subscription rights, preemptive rights, conversion rights, exchange rights, call rights, put rights, rights of first refusal, anti-dilution rights or other rights, Contracts that could require a Group Company to issue, sell, transfer or otherwise cause to become outstanding or to acquire, repurchase or redeem any Equity Interests of such Group Company or obligate such Group Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such security, right or Contract. There is no obligation, contingent or otherwise, of a Group Company to provide funds to, or make any investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of any other Person. There are no outstanding or authorized Equity Interest appreciation, phantom Equity Interests, profit participation or similar rights with respect to a Group Company. No Group Company has repurchased any Equity Interest of such Group Company or any instrument or right exercisable or exchangeable for or convertible into any Equity Interests of such Group Company. No former direct or indirect holder of Equity Interests of a Group Company has any claim or right against such Group Company that remains unresolved. Except with respect to the Subsidiary, the Company does not own or control (directly or indirectly) and has no right or obligation to acquire (directly or indirectly), any Equity Interests of any other Person or any direct or indirect equity ownership interest in any other business. The Subsidiary does not own or control (directly or indirectly), nor does it have any right or obligation to acquire (directly or indirectly), any Equity Interests of any other Person or any direct or indirect equity ownership interest in any other business.
5.4No Conflicts.
(a)Neither the execution and delivery of this Agreement or any Transaction Document nor the consummation of the transactions contemplated hereby and thereby will, directly or indirectly, with or without notice or lapse of time or both: (i) violate any Law or Order to which a Group Company or any asset, right or property owned, leased, operated or used by such Group Company is subject; (ii) violate any material Permit of a Group Company or give any Governmental Authority the right to terminate, revoke, suspend or modify any material Permit of a Group Company; (iii) violate any Governing Document of a Group Company; (iv) violate, conflict with, result in a breach of,

|

constitute a default under, result in the acceleration of or give any Person the right to accelerate the maturity or performance of, or to cancel, terminate, modify or exercise any remedy under, or require any notice to, consent of or waiver by any Person under, any Contract to which a Group Company is a party or by which a Group Company is bound or to which any asset or property of a Group Company is subject or under which a Group Company has any rights or the performance of which is guaranteed by a Group Company; or (v) result in the imposition of any Lien upon any asset or property owned, leased, operated or used by a Group Company; except, in each case, for any such violations, conflicts, breaches, defaults or other occurrences that would not have a Material Adverse Effect.
(b)Except as set forth on Disclosure Schedule 5.4 no Consent of any Person or Governmental Authority is required in connection with the execution and delivery by the Seller or a Group Company of this Agreement or any Transaction Document, or the consummation of the transactions contemplated hereby or thereby.
5.5Financial Statements.
(a)Disclosure Schedule 5.5(a) sets forth true and complete copies of (i) the unaudited balance sheets of each Group Company as of December 31, 2023 and December 31, 2022, and the related unaudited statements of income for the fiscal years then ended (collectively, the “Financial Statements”) and (ii) the unaudited balance sheet of the each Group Company as of November 30, 2024 (the “Balance Sheet Date”), and the related unaudited statements of income for the eleven (11)-month period then ended (the “Interim Financial Statements”).
(b)The Financial Statements have been prepared in accordance with IFRS and present with reasonably accuracy the financial condition and results of operations of each Group Company as of and for their respective dates. The Interim Financial Statements and Consolidated Financial Statements have been prepared in accordance with IFRS and present with reasonably accuracy the financial condition and results of operations of each Group Company as of and for their respective dates; provided, however, that the Interim Financial Statements and Consolidated Financial Statements are subject to normal, recurring year-end adjustments (which will not be, individually or in the aggregate, material to the Group Companies) and lack notes (which, if presented, would not differ materially from the notes accompanying the Financial Statements). Each Group Company’s internal controls and procedures are designed to provide reasonable assurance that the Financial Statements, Interim Financial Statements, and Consolidated Financial Statements prepared by the Company are materially accurate. The Financial Statements, Interim Financial Statements, and Consolidated Financial Statements were derived from the Books and Records of each Group Company. To the Knowledge of the Seller, there has been no, and there does not currently exist, any fraud, nor the existence of or allegation of financial improprieties that involves management of a Group Company.
(c)All accounts and notes receivable of each Group Company represent sales actually made in the Ordinary Course of Business or valid claims as to which full performance has been rendered by each Group Company. There are no disputes with respect to any of the accounts receivable reflected on the balance sheet included in the Interim Financial Statements or Consolidated Financial Statements that have not been reserved for in the Interim Financial Statements or Consolidated Financial Statements, as the case may be. No Group Company has, in any material respects, agreed to any deduction, free goods, discount or other deferred price or quantity adjustment with respect to any of its accounts receivables. All of the accounts and notes receivable of each

|

Group Company relate solely to sales of goods or services to customers of such Group Company, none of whom are Seller or Affiliates of such Group Company or the Seller.
5.6Operating in Ordinary Course of Business. Except as contemplated by this Agreement or the Transaction Documents, since the Balance Sheet Date:
(a)each Group Company has been operating in the Ordinary Course of Business;
(b)to the Seller’s Knowledge, no event, occurrence or development has occurred that has had, individually or in the aggregate, a Material Adverse Effect; and
(c)neither a Group Company nor the Seller (on behalf of a Group Company) has taken, caused to have been taken or permitted any of the actions, events or occurrences to be taken which are prohibited by Section 7.1.
5.7Taxes. Except as set forth on Disclosure Schedule 5.7:
(a)All material Tax Returns required to be filed by each Group Company have been timely filed with the appropriate Taxing Authority when due in accordance with all applicable Laws. All such Tax Returns are true, correct and complete in all material respects. All material Taxes owed by a Group Company (whether or not shown as due and payable on any Tax Return) have been timely paid to the appropriate Taxing Authority.
(b)Each Group Company has or has caused to be correctly and timely withheld or collected, and remitted to the appropriate Taxing Authority, all material Taxes required to have been withheld or collected and remitted, and has complied in all material respects with all information reporting and back-up withholding requirements, in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other Person for all periods under applicable Law.
(c)Except for extension of time to file Tax Returns obtained in the Ordinary Course of Business, no Group Company has granted or has had granted on its behalf any extension or waiver of the statute of limitations period applicable to any Tax Return, which period (after giving effect to such extension or waiver) has not yet expired.
(d)There is no Proceeding now pending or, to the Knowledge of the Seller, threatened in writing against or with respect to any material Taxes or Tax Returns of a Group Company in respect of any Tax. There are no Liens for any material amount of Taxes upon the assets or properties of a Group Company, except for Permitted Liens.
(e)Except for any affiliated, consolidated, combined or unitary group of which Seller or any of its Affiliates (other than the Group Companies) is the common parent, no Group Company has been a member of an affiliated, consolidated, combined or unitary group other than a group of which a Group Company was the parent. Except for Taxes of any affiliated, consolidated, combined or unitary group of which Seller or any of its Affiliates (other than the Group Companies) is the common parent, no Group Company has any liability for the Taxes of any Person (other than the Group Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor.
(f)Within the past two (2) years, neither a Group Company nor the Seller has received notice of any claim by a Governmental Authority in a jurisdiction where a

|

Group Company does not file Tax Returns that such Group Company is or may be required to file Tax Returns in that jurisdiction or is otherwise subject to taxation by that Governmental Authority that has not since been resolved.
(g)No Group Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period or portion thereof ending after the Closing Date (i) under Section 481 of the Code (or any similar provision of state, local or foreign Law) as a result of a change in method of accounting for a Pre-Closing Tax Period made prior to the Closing, (ii) pursuant a “closing agreement” as defined in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, (iii) as a result of the installment method of accounting, the completed contract method of accounting or the cash method of accounting with respect to a transaction that occurred prior to the Closing Date, (iv) as a result of any prepaid amount received on or prior to the Closing Date outside the ordinary course of business, or (v) as a result of the use of any impermissible method of accounting on or before the Closing Date.
(h)No Group Company is a party to, or bound by, any Tax indemnity, allocation or sharing agreement, arrangement or similar Contract (other than any Contract the primary purpose of which does not relate to Taxes).
(i)Within the past two (2) years, no Group Company has distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code (or any similar provision of state, local or foreign Law). No Group Company has participated in any “listed transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (or any predecessor provision).
(j)No Group Company has had a permanent establishment in any foreign country other than the country in which a Group Company is organized and does not and has not engaged in a trade or business in any foreign country other than the country in which a Group Company is organized.
(k)For U.S. federal (and all applicable state and local) income Tax purposes, the Company is classified as a “C” corporation.
(l)Each Group Company is in compliance in all material respects with all applicable transfer pricing Laws and regulations.
(m)Notwithstanding anything to the contrary in this Agreement, the representations and warranties in this Section 5.7 and the representations and warranties contained in Section 5.18 to the extent specifically addressing Taxes shall be the only representations or warranties of Seller or the Group Companies in this Agreement with respect to Tax matters and may only be relied upon for purposes of liability for taxable periods (or portions thereof) ending on or prior to the Closing Date. Nothing in this Section 5.7 or otherwise in this Agreement shall be construed as a representation or warranty with respect to (i) the amount or availability in a taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, capital loss, Tax credit carryover or other Tax asset generated or arising in or in respect of a taxable period (or portion thereof) ending on or before the Closing Date, (ii) Taxes or Tax matters relating to any Combined Return or (iii) any Tax positions that Buyer or any of its Affiliates (including the Group Companies) may take in or in respect of a Tax period (or portion thereof) beginning after the Closing Date.

|

5.8Real Property.
(a)Owned Real Property. None of the Group Companies owns or purports to own any Real Property.
(b)Leased Real Property. Disclosure Schedule 5.8(b) sets forth a true and complete description of all Real Property leased or licensed to each Group Company as of the date hereof (the “Leased Real Property”), including the address thereof, the annual fixed rent, the expiration of the term, any extension options and any security deposits. A true, correct and complete copy of each such lease, license or occupancy agreement, and any amendments thereto, with respect to the Leased Real Property (collectively, the “Real Property Leases”) has been made available to the Buyer. All of the Leased Real Property is used or occupied by a Group Company pursuant to a Real Property Lease. With respect to each Real Property Lease: (i) all rents, deposits and additional rents due pursuant to such Real Property Lease have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such Real Property Lease that has not been redeposited in full, and (ii) a Group Company has not received any written notice that it is in default under any Real Property Lease and, to the Seller’s Knowledge, no event has occurred that (with notice or lapse of time, or both) could reasonably be expected to constitute a breach or default under any of the Real Property Leases by any Person or give any Person the right to terminate, accelerate or modify any Real Property Lease. Other than the Leased Real Property and except as set forth on Disclosure Schedule 5.8(b), no real property is used or occupied by a Group Company.
(c)Absence of Violations. Except as set forth on Disclosure Schedule 5.8(c), (i) the leasing, occupancy or use of the Real Property by the Group Companies is not in material violation of any Law and (ii) the condition and use of the Real Property by the Group Companies conforms to the applicable the Real Property Lease.
(d)Assessments. To the Knowledge of the Seller, there is not now pending nor contemplated any reassessment of any parcel included in the Real Property that could result in a material change in the rent or other material sums and material charges payable by a Group Company under any agreement relating to the Real Property. To the Knowledge of the Seller, there are no public improvements in progress or proposed that will result in special assessments against or otherwise adversely affect any of the Real Property in a material manner.
(e)Condition of Property. There are no material defects in, mechanical failure of, or damage to the Real Property. No Group Company has experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to public sewer and water or restrictions on septic service. The Real Property is (i) in good condition and repair (subject to normal wear and tear) and (ii) sufficient for the operation of the business of a Group Company as it is currently conducted and as presently proposed to be conducted. No Group Company has subleased, licensed or otherwise granted any Person the right to use or occupy any of the Real Property.
5.9Personal Property. Each Group Company has good and marketable title to, or a valid and enforceable leasehold interest in, all of its material tangible personal property and assets free and clear of all Liens other than Permitted Liens. The material tangible personal property and assets of each Group Company are free from defects and in good operating condition and repair (subject to normal wear and tear consistent with the age of the assets and properties).

|

5.10Intellectual Property.
(a)No Group Company owns any Patents or registered Copyrights or any applications therefor.
(b)Disclosure Schedule 5.10(b) sets forth (A) with owner, countries, registration and application numbers and dates indicated, as applicable, a materially complete and correct list identifying details of all: (i) registered Trademarks, and applications for registration of Trademarks; (ii) Proprietary Software; and (iii) Domain Name registrations and applications therefor, in each of (i) to (iii), to the extent that such Trademarks, Software and Domain Names constitute Owned Intellectual Property; (B) information on unregistered Owned Intellectual Property; (C) a list of the agreements under which rights in any Owned Intellectual Property are licensed to a third party or under which a Group Company’s right to use Owned Intellectual Property is restricted (“Material Outbound IP Agreements”); and (D) a list of the agreements under which rights in Owned Intellectual Property are assigned to a Group Company or under which a Group Company is granted a license to use third-party-owned Intellectual Property Rights the use of which is material to the operation of the Group Companies’ business as carried on immediately prior to the date of this Agreement (“Material Inbound IP Agreements”), save that licenses for off-the-shelf Software with an annual value of less than $15,000 and non-exclusive licenses granted by or to a Group Company that pass with the purchase and sale of goods in the Ordinary Course of Business shall not be included for the purposes in this Disclosure Schedule 5.10(b).
(c)All fees associated with maintaining any registered Owned Intellectual Property required to have been set forth on Disclosure Schedule 5.10(b)(A) have been paid in full in a timely manner to the proper Governmental Authority and, except as set forth on Disclosure Schedule 5.10(b)(A), no such fees are due within the three (3) month period after the Closing Date. Except as set forth on Disclosure Schedule 5.10(b)(A), all of the Owned Intellectual Property required to be listed thereon has been duly registered with, filed in or issued by, as the case may be, the United States Patent and Trademark Office, the United States Copyright Office or other applicable filing office(s), domestic or foreign, to the extent necessary or desirable to ensure full protection under any applicable Intellectual Property Law, and such registrations, filings, issuances and other actions remain in full force and effect. All of the registered or issued Owned Intellectual Property required to have been set forth on Disclosure Schedule 5.10(b) are valid and enforceable.
(d)Except pursuant to a Material Outbound IP Agreement or a Material Inbound IP Agreement set forth on Disclosure Schedule 5.10(b) or as otherwise set forth on Disclosure Schedule 5.10(b)(B) and 5.10(d), all of the Owned Intellectual Property is owned solely by a Group Company and such Group Company has the exclusive right to use and possess such Intellectual Property free from (i) any Liens (except for Permitted Liens) and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Except pursuant to a Material Outbound IP Agreement or a Material Inbound IP Agreement set forth on Disclosure Schedule 5.10(b), a Group Company has not licensed or otherwise granted any right to any Person under any Owned Intellectual Property or has otherwise agreed not to assert any such Owned Intellectual Property against any Person, save that licenses for off-the-shelf Software with an annual value of less than $15,000 and non-exclusive licenses granted by or to a Group Company that pass with the purchase and sale of goods in the Ordinary Course of Business shall not be included for the purposes in this Disclosure Schedule 5.10(d).

|

(e)Any Owned Intellectual Property developed by former and current employees, consultants or contractors to a Group Company was developed by them in the course of their performing services for such Group Company. No director, manager, officer, shareholder, employee, consultant, contractor, agent or other representative of a Group Company owns or claims any rights in (nor has any of them made application for) any Owned Intellectual Property owned or used by such Group Company.
(f)Other than the Material Outbound IP Agreements and Material Inbound IP Agreements that have been completed or terminated in accordance with their respective terms, each Material Outbound IP Agreements and Material Inbound IP Agreements is in full force and effect and binding on the parties to it. The terms of each Material Outbound IP Agreement and Material Inbound IP Agreement have been complied with by the relevant Group Company in all material respects. No written notice of termination or material default (which is current and outstanding) of any Material Outbound IP Agreement or Material Inbound IP Agreement has been received or served by a Group Company and, to the Knowledge of the Seller, there are no reasonable grounds on which any Material Outbound IP Agreement or Material Inbound IP Agreement might be terminated.
(g)Each Group Company has entered into confidentiality and nondisclosure agreements with all of the directors, shareholders, officers, employees, consultants, contractors and agents and other Persons with access to the Trade Secrets of such Group Company, and there has not been any material breach by any of the foregoing of any such agreement. Each Group Company uses reasonable measures to maintain the secrecy of all Trade Secrets of such Group Company.
(h)No Group Company has received written notice (which is current and outstanding) alleging that any Group Company is infringing or misappropriating any third party Intellectual Property and the operation of a Group Company’s business any part thereof, in the twelve (12) months prior to the date of this Agreement including the possession, use, disclosure, copying or distribution of any information, data, products or other tangible or intangible property in the possession of a Group Company, and the possession or use of the Owned Intellectual Property has not, to the Knowledge of the Seller, infringed, misappropriated, diluted, violated or otherwise conflicted with any Intellectual Property right of any other Person.
(i)No Group Company has given written notice (which is current and outstanding) to any third party alleging that the third party is infringing or misappropriating any Owned Intellectual Property and, to the Knowledge of the Seller, none of the Owned Intellectual Property is being or has, in the twelve (12) months prior to the date of this Agreement, been infringed or otherwise used or available for use by any Person other than a Group Company, except pursuant to a Material Outbound IP Agreement or a Material Inbound IP Agreement set forth on Disclosure Schedule 5.10(b) or a Material Contract listed on Disclosure Schedule 5.11.
(j)No Proceeding is pending or, to the Knowledge of the Seller, threatened, that (i) asserts any Group Company is (except as set forth in a Material Contract listed on Disclosure Schedule 5.11) required to pay any royalty, license fee, charge or other amount with regard to any Owned Intellectual Property or (ii) claims that any default exists under any Material Contract set forth or required to be set forth on Disclosure Schedule 5.11. Except as set forth on Disclosure Schedule 5.10, none of the Owned Intellectual Property is or has been subject to any Order, and no Group Company has been subject to any Order in respect of any other Person’s Intellectual Property.

|

(k)Each Group Company uses reasonable means, consistent with state of the art generally available to the public, to protect the security and integrity of all Information Systems used by such Group Company. Each Group Company has taken commercially reasonable steps to provide for archival, back-up, recovery and restoration of its material business data. To the Knowledge of the Seller, no Person has breached, gained unauthorized access or made any unauthorized use of a Group Company’s Information Systems.
(l)Each Group Company has a written privacy policy regarding the collection and use of Personal Information, and such Group Company is and has at all times been, in material compliance with such policies and all applicable Laws, including those regarding the collection, use, dissemination, storage and protection of Personal Information. To the Knowledge of the Seller, no Person has gained unauthorized access or made any unauthorized use of any Personal Information collected, maintained or used by such Group Company. To the extent required by applicable Law, each Group Company has commercially reasonable measures in place to protect Personal Information stored in its computer systems from unlawful or unauthorized access or use by its own personnel and any third party. No Proceeding is pending, or to the Knowledge of the Seller, threatened against a Group Company relating to the use, dissemination, storage and protection of Personal Information, and no facts or circumstances exist that might give rise to such a Proceeding insofar as the same relate to such Group Company. No Person has claimed any compensation from a Group Company for the loss of or unauthorized disclosure or transfer of personal data, and no facts or circumstances exist that might give rise to such a claim insofar as the same relate to a Group Company.
(m)There are no known material problems or defects in the Software owned by a Group Company or used in the conduct of its business that prevent such Software from operating substantially as described in its related documentation or specifications and otherwise in fulfillment of its intended purpose.
(n)The Group Companies have not utilized Voir Licence to generate revenues in 2024, and have no plan to utilized Voir Licence including, without limitation, in provision of services contemplated by the FF Renewal Contract.
5.11Material Contracts.
(a)Disclosure Schedule 5.11 sets forth, by reference to the applicable subsection of this Section 5.11, each Contract (and in the case of an oral Contract, the material terms of such Contract) to which a Group Company is a party to:
(i)governing the borrowing of money or the guarantee or the repayment of Indebtedness or granting of Liens on any property or asset of a Group Company;
(ii)concerning the ownership, use of or restricting the use of any Owned Intellectual Property (in each case, other than licenses for off-the-shelf Software with an annual value of less than $5,000 and non-exclusive licenses that pass with the purchase and sale of goods in the Ordinary Course of Business);
(iii)with any Seller, Affiliate, director, manager, officer or employee of a Group Company or Affiliates of the Seller (other than employment agreements executed by a Group Company in the Ordinary Course of Business);

|

(iv)granting to any Person a first-refusal, first-offer or similar preferential right to purchase or acquire any right, asset or property of a Group Company;
(v)which is a Real Property Lease;
(vi)involving a joint venture or partnership or involving the sharing of profits, losses, costs or liability by a Group Company with any other Person;
(vii)involving the acquisition of any material assets or material interest of any Person which has ongoing obligations on a Group Company;
(viii)granting a power of attorney to any Person;
(ix)with any Material Customer or Material Supplier;
(x)with any labor union or involving collective bargaining arrangements or any other side agreements or written agreements with any labor organization;
(xi)with any (A) Governmental Authority or (B) prime contractor of a Governmental Authority in its capacity as a prime contractor; or
(xii)any other Contract (excluding with any supplier or customer of the Group Companies) under which a Group Company is obligated to or would reasonably be expected to make payments or incur costs in excess of $75,000 in any calendar year or $150,000 over the term of the Contract and which is not otherwise described in clauses (i)–(vii) (the Contracts described in clauses (i)-(vii) are each, a “Material Contract” and collectively, the “Material Contracts”).
(b)Each Group Company has provided to the Buyer true and complete copies of each Material Contract, as amended through the date hereof. Other than Material Contracts that have been completed or terminated in accordance with their respective terms, each Material Contract is to the Knowledge of the Seller, in effect, binding and enforceable on the relevant Group Company and, to the Knowledge of the Seller, the other parties thereto subject to the General Enforceability Exceptions. No Material Contract may be lawfully terminated in accordance with its terms as a result of the consummation of the transactions contemplated by this Agreement. No Material Contract contains covenants limiting the freedom of a Group Company to compete in any line of business or with any Person or in any geographic area or market or not to solicit or hire any Person. No Material Contract contains a “most favored nation” pricing agreement. With respect to the Material Contracts listed on Disclosure Schedule 5.11 (or required to be listed on Disclosure Schedule 5.11): (i) neither a Group Company nor, to the Knowledge of the Seller, any other party thereto, is in material default under or in material violation of any Material Contract; (ii) to the Knowledge of the Seller, no event has occurred that, with notice or lapse of time or both, would constitute such a material default or material violation; (iii) no Group Company has released any of its rights under any Material Contract and (iv) no party to a Material Contract has repudiated any of the terms thereof or, to the Knowledge of the Seller, threatened to terminate, cancel or not renew any Material Contract.
5.12Necessary Property. The Group Companies are the only entities or operations through which each Group Company’s business is conducted, and the assets and properties, tangible and intangible, currently owned, leased or licensed by the Group Companies constitute

|

all of the assets and properties reasonably necessary for the continued conduct of the Group Companies’ business after the Closing in the same manner as conducted immediately prior to the Closing.
5.13Insurance. Disclosure Schedule 5.13 sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all insurance policies to which a Group Company is a party, named insured or otherwise the beneficiary of coverage, or under which a Group Company or any director, manager or officer of a Group Company is a party, an insured or otherwise the beneficiary of coverage as of the date hereof. With respect to each such policy: (i) the policy is valid and enforceable and in full force and effect, (ii) each Group Company has paid all premiums due by it and has otherwise performed all of its obligations under such policy and (iii) no Group Company, and to the Seller’s Knowledge, no other party to the policy has repudiated any provision thereof. No written notice of cancellation, termination or non-renewal has been received with respect to any such policy.
5.14Litigation and Orders.
(a)Except as set forth on Disclosure Schedule 5.14(a), there are no Proceedings pending or, to the Knowledge of the Seller, threatened against, related to or affecting a Group Company or its business, operations or assets. To the Knowledge of the Seller, no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any Proceeding against, related to or affecting a Group Company or its business, operations or assets. Disclosure Schedule 5.14(a) lists all Proceedings to which a Group Company was a party during the past two (2) years (whether or not settled). None of the items set forth on Disclosure Schedule 5.14(a), if adversely determined, could reasonably be expected to have a Material Adverse Effect.
(b)To the Seller’s Knowledge, except as set forth on Disclosure Schedule 5.14(b), (i) there is no Order to which a Group Company, or any of the assets owned by a Group Company, is subject, (ii) the Seller is not subject to any Order that relates to the business of, or any of the assets owned by, a Group Company, and (iii) no officer, director, agent, consultant or employee of a Group Company is subject to any Order that prohibits such officer, director, agent, consultant or employee from engaging in or continuing any conduct, activity or practice relating to the business of a Group Company.
5.15Compliance with Laws. Each Group Company is now, and for the last two (2) years has been, in compliance in all material respects with all applicable Laws and Orders. To the Knowledge of the Seller, there is no proposed Law or Order that would be applicable to a Group Company and that would have a Material Adverse Effect. No Group Company has received any written notice from any Governmental Authority or any other Person regarding (a) any actual, alleged, possible or potential violation of, or failure to comply with, or liability under any applicable Law, or (b) any actual, alleged, possible or potential obligation or liability of a Group Company.
5.16Permits. Disclosure Schedule 5.16 sets forth a true and complete list and description of all Permits held by each Group Company and used by it in the conduct of its business as of the date hereof. Each Group Company is in compliance with the terms of such Permits and there is no pending or, to the Knowledge of the Seller, threatened termination, expiration, suspension, withdrawal or revocation of any of such Permits. Except for the Permits set forth on Disclosure Schedule 5.16, there are no Permits necessary or required for the conduct of the business of a Group Company. Each Permit held by a Group Company is valid and in full force and effect, and none of such Permits will lapse, terminate, expire or otherwise be impaired

|

as a result of the performance of this Agreement by the Seller or the consummation of the transactions contemplated hereby.
5.17Labor Matters.
(a)Union and Employee Contracts. (i) Except as disclosed on Disclosure Schedule 5.17(a), no Group Company is a party to or bound by any union contract, collective bargaining agreement or other similar type of contract with any labor organization, (ii) no Group Company has agreed to recognize any union or other collective bargaining unit, (iii) no union or collective bargaining unit has been certified as representing the employees of a Group Company, (iv) no organizational attempt has been made or threatened by or on behalf of any labor union or collective bargaining unit with respect to any employees of a Group Company and (v) there are no material grievances pending under any collective bargaining agreement between a Group Company and any labor organization. No Group Company has experienced any labor strike, dispute, slowdown or stoppage or any other material labor difficulty during the past two (2) years. There are no material unfair labor practice charges, grievances or complaints pending, or to the Knowledge of the Seller, threatened by or on behalf of any employee or group of employees of a Group Company.
(b)List of Employees, Etc.
(i)Disclosure Schedule 5.17(b)(i) lists, to the extent applicable, as of the date hereof, for each employee, consultant, independent contractor and director of each Group Company or any other individual who provides services to a Group Company, his or her: name; title; employer; location; employment status (i.e., whether full-time, temporary, leased, etc.); active or inactive status (including type of leave, if any); and current annual base salary or hourly wage rate (or other compensation).
(ii)Except as set forth on Disclosure Schedule 5.17(b)(ii), none of the employees of each Group Company are “at will”.
(c)Unemployment, Social Security and Other Benefits. No Group Company is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice).
(d)Manuals, Handbooks, Policies, etc. To the extent they exist in written form, true and complete copies have been provided to the Buyer of the material written personnel manuals, handbooks, policies, rules or procedures applicable to any employee of each Group Company.
(e)Compliance and Investigations. Except as set forth on Disclosure Schedule 5.17(e), to the Knowledge of the Seller, each Group Company is, and for the past two (2) years has been, in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, wages and hours (including the classification of independent contractors), employment harassment, discrimination or retaliation, whistleblowing, disability rights or benefits, equal opportunity, employee trainings and notices, workers’ compensation, labor relations, employee leave issues, affirmative action and unemployment insurance. No Group Company, has received within the past two (2) years any written notice of intent by any

|

Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation relating to a Group Company and, to the Knowledge of the Seller, no such investigation is in progress.
(f)Redundancy Process. No Group Company is liable to make any payment to any employees after the Closing Date, with respect to compensations, benefits or obligations for employees stipulated in any separation agreements in connection with the Redundancy Process.
5.18Employee Benefit Plans.
(a)Disclosure Schedule 5.18(a) sets forth a complete list of all Employee Plans. No Group Company has any liability with respect to any plan, arrangement or practice of the type described in the preceding sentence other than the Employee Plans.
(b)Each Employee Plan is maintained, operated and administered in compliance with its terms and any related documents or agreements and in compliance with all applicable Laws. Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the transactions contemplated hereby or thereby will constitute a Prohibited Transaction or adversely affect the tax qualification of any Employee Plan.
(c)There is no pending or threatened Proceeding of any kind before any Governmental Authority with respect to any Employee Plan (other than routine claims for benefits), nor, to the Knowledge of the Seller, is there any basis for one.
(d)All (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses and other amounts due and payable under, and (iii) contributions, transfers or payments required to be made to, any Employee Plan prior to the Closing Date will have been paid, made or accrued on or before the Closing Date.
(e)Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated by this Agreement could reasonably be expected to, either alone or in conjunction with any other event (whether contingent or otherwise), (i) constitute a stated triggering event under any Employee Plan that will result in any payment (whether of severance pay or otherwise) becoming due from a Group Company to any current or former officer, employee, director or consultant (or dependents of such Persons) or (ii) accelerate the time of payment, vesting or funding of any benefit or compensation, or increase the amount or value of any benefit or compensation due or required to be provided to, any current or former officer, employee, director or consultant (or dependents of such Persons) of a Group Company.
(f)In the two (2) years prior to the date hereof, no Group Company has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of a Group Company other than the Employee Plans, or to make any amendments to any of the Employee Plans.
(g)No Employee Plan provides benefits to any Person who is not a current or former employee of a Group Company, or the dependents or other beneficiaries of any such current or former employee.
(h)All employees of a Group Company are in active service and no employees or former employees of a Group Company are receiving salary continuation, short-term disability or long-term disability benefits under any Employee Plan.

|

5.19Undisclosed Liabilities. No Group Company has any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, regardless of when asserted) arising out of transactions or events entered into prior to the Closing Date that would be required under IFRS to be reflected or reserved against in a balance sheet of the Company, except (a) liabilities reflected in the Interim Financial Statements, (b) liabilities that have arisen after the date of the Interim Financial Statements in the Ordinary Course of Business (none of which relates to breach of Contract, breach of warranty, tort, infringement or violation of Law), (c) liabilities that are the subject matter of other representations or warranties in this Article 5, (d) liabilities incurred in connection with the transaction contemplated hereby, (e) liabilities as would not be material to the Group Companies taken as a whole or (f) as otherwise set forth on Disclosure Schedule 5.19.
5.20Customers and Suppliers.
(a)Disclosure Schedule 5.20(a) sets forth a true, correct and complete list of the ten (10) largest customers of the Group Companies (each, a “Material Customer”), as measured by the dollar amount of sales to such customers during the fiscal year ended December 31, 2023, showing the approximate total sales by the Group Companies, to each such customer, during such period. Except as set forth on Disclosure Schedule 5.20(a), (i) all Material Customers continue to be customers of the Group Companies and none of such Material Customers has materially reduced its business with a Group Company from the levels achieved during the year ended December 31, 2023, and, to the Knowledge of the Seller, there is no reason to believe that any such reduction will occur; (ii) no Material Customer has terminated its relationship with a Group Company, nor has any Group Company received any written notice, nor, to the Knowledge of the Seller, is there any other reason to believe, that any Material Customer intends to do so or to materially alter the terms of its relationship with a Group Company; (iii) no Group Company is involved in any material claim, dispute, controversy or other Proceeding with any Material Customer; (iv) no Material Customer, in the twelve (12) months prior to the date of this Agreement, has materially reduced or has requested in writing or, to the Knowledge of the Seller, orally to materially reduce, in either case, in the aggregate, the pricing of any good or service it purchases from a Group Company, or, to the Knowledge of the Seller, is there any other reason to believe that any Material Customer intends to do so; and (v) to the Knowledge of the Seller, no grounds exists upon which a Material Customer of a Group Company could terminate its relationship with such Group Company as a result of the consummation of the transactions contemplated by this Agreement, including as a result of any change in ownership of a Group Company or loss by a Group Company of any set-aside status or eligibility of a Group Company for any set-aside program.
(b)Disclosure Schedule 5.20(b) sets forth a true, correct and complete list of the ten (10) largest suppliers of the Group Companies (each, a “Material Supplier”), as measured by the dollar amount of purchases from such suppliers during the fiscal year ended December 31, 2023 showing the approximate total purchases by the Group Companies, from each such supplier, during such period. Except as set forth on Schedule 5.20(b), (i) all Material Suppliers continue to be suppliers to a Group Company and none of such Material Suppliers has reduced materially its business with such Group Company from the levels achieved during the year ended December 31, 2023, and, to the Knowledge of the Seller, there is no reason to believe that any such reduction will occur; (ii) no Material Supplier has terminated its relationship with a Group Company, nor has a Group Company received any written notice, nor, to the Knowledge of the Seller, is there any other reason to believe, that any Material Supplier intends to do so; (iii) no Group Company is involved in any material claim, dispute, controversy or other Proceeding with any Material Supplier; (iv) no Material Supplier has, in the twelve (12) months prior

|

to the date of this Agreement, materially increased or requested in writing or, to the Knowledge of the Seller, orally to materially increase, in either case, in the aggregate, the pricing of any good or service it sells to a Group Company, or, to the Knowledge of the Seller, is there any other reason to believe that any Material Supplier intends to do so; and (v) no Group Company has received, in the twelve (12) months prior to the date of this Agreement, any written notice, nor to the Knowledge of the Seller, is there any other reason to believe, that any Material Supplier intends to change its business practices or policies in a manner that could be adverse to a Group Company.
5.21Related Party Transactions. Except as set forth on Disclosure Schedule 5.21 and excluding employment agreements entered into in the Ordinary Course of Business, none of the Group Companies, the Seller nor any of their respective Affiliates, nor any current or former director, manager, officer or employee of a Group Company: (a) has or during the last two (2) years has had any direct or indirect interest (i) in, or is or during the last two (2) years was, a director, officer or employee of, any Person that is a client, customer, supplier, lessor, lessee, debtor, creditor or competitor of a Group Company or (ii) in any material property, asset or right that is owned or used by a Group Company in the conduct of its business; or (b) is, or during the last two (2) years has been, a party to any agreement or transaction with a Group Company. Except as set forth in Disclosure Schedule 5.21, (x) there is no outstanding Indebtedness owed to or by a Group Company with any current or former director, manager, officer, employee or consultant of a Group Company or the Seller or any of its Affiliates and (y) no Affiliate of the Seller is employed by, or otherwise provides services to, a Group Company.
5.22Bank Accounts. Disclosure Schedule 5.22 sets forth a true and complete list of (a) the name and address of each bank with which each Group Company has an account or safe deposit box, (b) the name of each Person authorized to draw thereon or have access thereto and (c) the account number for each bank account of each Group Company.
5.23International Trade; Anti-Corruption. Neither a Group Company nor, to the Seller’s Knowledge, a Group Company’s officers, directors, managers, or employees, is or has in the past two (2) years been (a) a Sanctioned Person, (b) engaging in any transactions or business dealings with any Sanctioned Person in violation of Sanctions, or (c) engaging in any transactions or business dealings in or with any Sanctioned Country in violation of Sanctions. No Group Company is currently in violation in any material respect of applicable Sanctions. Neither a Group Company or, to the Seller’s Knowledge, a Group Company’s officers, directors, managers, employees, independent contractors, agents, or other Persons acting for or on behalf of a Group Company has at any time taken any action that would cause a Group Company to be in violation of any applicable Anti-Corruption Laws. No Group Company has received any internal or external allegation, or any written notice or inquiry from any Governmental Authority, concerning any actual or potential violation or wrongdoing related to Anti-Corruption Laws.
5.24Books and Records. All books and records of each Group Company are maintained in all material respects in accordance with good business practice and all applicable Laws. The Books and Records of each Group Company previously delivered to the Buyer are, in all material respects, true, correct and complete and accurately reflect all corporate (or equivalent) actions taken by such Group Company.
5.25Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for a Group Company or the Seller in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of a Group Company or the Seller.

|

5.26No Other Representations and Warranties. Except as expressly set forth in Article 5, neither the Seller nor any of the Seller’s agents, employees or Representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of the Group Companies or their businesses, including any representations and warranties about the accuracy or completeness of any information or documents previously provided, and any such other representations or warranties are hereby expressly disclaimed. The Buyer expressly acknowledges and agrees that none of the Seller or any of its agents, employees or Representatives is relying on any other representation or warranty of the Seller or any of its agents, employees or Representatives, including regarding the accuracy or completeness of any such other representations and warranties, whether express or implied. Notwithstanding the foregoing, the Seller hereby acknowledges that during the course of the due diligence investigation of the Company conducted by or on behalf of the Buyer in connection with the Buyer’s consideration of the transactions contemplated hereby, the Seller and the Company provided information and made statements to the Buyer and its Representatives regarding the Company and its business, operations, financial condition and other matters. The Buyer understands and hereby acknowledges and agrees that neither the Buyer nor any other Indemnified Party shall have any right to file, bring or make (and hereby expressly waives to the fullest extent allowable under Law the right to file, bring or make) any lawsuit or other claims against any Indemnifying Party under this Agreement or otherwise as a result of any inaccuracies in any such information or statements unless and solely to the extent that such information or statements (i) are the subject of an express representation and warranty set forth in this Article 5 or (ii) the Buyer can demonstrate the commission of fraud by or on behalf of the Company when such information or such statements were provided or otherwise made; provided, however, that notwithstanding the foregoing, the Buyer understands and hereby acknowledges and agrees that neither the Buyer nor any other Indemnified Party shall have any right to bring (and hereby expressly waives to the fullest extent allowable under applicable Law the right to file, bring or make) any lawsuit or other claims against any Indemnifying Party under this Agreement or otherwise arising out of any forward looking, predictive or prospective information or statements.
Article 6
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Except to the extent set forth in or qualified by the Disclosure Schedules, the Buyer represents and warrants to the Seller that the statements contained in this Article 6 are true, correct and complete as of the date hereof and as of the Closing Date:
6.1Existence and Good Standing. The Buyer is a company limited by shares, duly organized, validly existing and in good standing under the laws of Taiwan. The Buyer has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as currently being conducted, except as would not reasonably be expected to have material adverse effect on the Buyer’s ability to consummate the transactions contemplated by this Agreement.
6.2Power. The Buyer has the requisite power and authority to execute, deliver and perform fully its obligations under this Agreement and the Transaction Documents. No additional actions on the part of the Buyer are necessary to authorize the execution and delivery of this Agreement and the Transaction Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby.
6.3Validity and Enforceability. This Agreement and each of the Transaction Documents have been duly authorized, executed and delivered by the Buyer and, assuming due authorization, execution and delivery by the Seller, represent the legal, valid and binding

|

obligation of the Buyer, enforceable against the Buyer in accordance with their respective terms, subject to the General Enforceability Exceptions.
6.4No Conflict. Neither the execution of this Agreement or the Transaction Documents, nor the performance by the Buyer of its obligations hereunder or thereunder, will violate or conflict with the Buyer’s Governing Documents, any Law or Order applicable to the Buyer or any material Contract to which the Buyer is a party or by which any of its properties or assets are bound.
6.5Consents. No consent, approval or authorization of any Person or Governmental Authority is required in connection with the execution and delivery by the Buyer of this Agreement or the Transaction Documents or the consummation of the transactions contemplated hereby or thereby.
6.6Financial Capacity. The Buyer has, and will between (and including) the date hereof and the Closing, sufficient funds to pay in cash the Purchase Price and the Earnout in accordance with the terms of Article 2 to consummate the transactions contemplated in this Agreement and the other Transaction Documents and perform its obligations hereunder and thereunder. The Buyer acknowledges that receipt or availability of funds or financing by the Buyer or any of its Affiliates shall not be a condition to the Buyer’s obligations hereunder. No funds to be paid to the Seller have been derived from or will have been derived from, or constitute, either directly or indirectly, the proceeds of any criminal activity under the anti-money laundering Laws of the United States.
6.7Investment Intention. The Buyer is acquiring the Purchased Securities for its own account, for investment purposes only and not with a view to the distribution of such Purchased Securities. The Buyer understands that the Purchased Securities have not been registered under the Securities Act, and cannot be sold unless subsequently registered under the Securities Act, or an exemption from such registration is available.
6.8Solvency. Assuming (a) compliance by the Seller with its obligations hereunder and (b) that the representations and warranties of the Seller contained in this Agreement (disregarding references to Material Adverse Effect and other materiality qualifiers) are true and correct in all material respects following the Closing, and after giving effect to the consummation of the transactions contemplated by this Agreement, the Buyer and the Group Companies will not (a) be insolvent, or (b) unable to pay its debts as they fall due.
6.9Brokers. No Person has acted directly or indirectly as a broker, finder or financial advisor for the Buyer in connection with the negotiations relating to the transactions contemplated by this Agreement, and no Person is entitled to any fee or commission or like payment in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Buyer.
Article 7
COVENANTS AND AGREEMENTS
7.1Interim Operations of the Group Companies. From and after the date hereof until the Closing or the earlier termination of this Agreement, except as otherwise expressly contemplated or permitted by this Agreement or as consented to in writing by the Buyer (which consent will not be unreasonably withheld, conditioned or delayed), the Seller shall cause each Group Company not to:
(a)create, incur, assume, suffer to exist or otherwise become liable with respect to any Indebtedness;

|

(b)(i) make any material change in any method of Tax accounting; (ii) enter into any closing agreement or settle or compromise any Tax claim, audit or assessment; (iii) make (other than in the Ordinary Course of Business), change, revoke or rescind any Tax election; (iv) surrender any right to claim a material Tax refund; (v) consent to any extension or waiver of the limitation period applicable to any claim, audit or assessment in respect of material Taxes or (vi) file any Tax Return that was not prepared in accordance with the past practices of each Group Company; or (vii) file any material amendment to any Tax Return, in each case, except (A) as required by applicable Law or (B) with respect to any Combined Return or Taxes with respect thereto;
(c)(i) increase the salary, wages or other compensation rates of any officer, employee, director, manager or consultant, (ii) make or grant any increase in benefits or rights under any Employee Plan, or amend or terminate any existing Employee Plan, or adopt any new Employee Plan other than as required by Law or an existing Contract or (iii) make any commitment or incur any liability to any labor organization;
(d)sell, assign, transfer (including transfers to any employees, Seller or Affiliates), license, abandon or subject to any Lien any tangible or intangible assets or properties, other than sales of inventory in the Ordinary Course of Business;
(e)authorize or make any capital expenditures or commitments therefor in excess of $10,000 individually or $50,000 in the aggregate;
(f)adopt or propose any change to, or amend or otherwise alter its Governing Documents;
(g)other than with respect to Tax distributions to the Seller consistent in all respects with the Ordinary Course of Business, declare or pay any dividends or other distributions with respect to any Equity Interests or redeem or purchase, directly or indirectly, any Equity Interests;
(h)adjust, split, combine or reclassify any Equity Interests or enter into any agreement or plan to effect a merger, consolidation, share exchange, reorganization, dissolution or liquidation;
(i)(A) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any Equity Interests, assets, properties or businesses, other than materials, supplies and equipment in the Ordinary Course of Business, or (B) acquire any Real Property;
(j)settle or compromise, or offer or propose to settle or compromise, any Proceeding (other than as part of or in connection of the Redundancy Process);
(k)enter into any material amendment, material modification, termination (partial or complete) or grant any waiver under or give any consent with respect to any Material Contract;
(l)sell, assign, transfer, lease, sublease, license, sublicense or otherwise transfer or dispose of, or abandon or permit to lapse, fail to take any action necessary to maintain, review, enforce, or protect, or create or incur any Liens (other than Permitted Liens) on, any Intellectual Property or Owned Intellectual Property, other than in the Ordinary Course of Business (A) pursuant to non-exclusive licenses granted to customers or (B) for the purpose of disposing of obsolete or worthless assets;

|

(m)make any loans, advances or capital contributions to, or investments in, any other Person;
(n)make any changes in its methods, practices or policies of financial accounting, working capital and/or cash management practices or change its policies, practices or procedures with respect to collection of accounts receivable, establishment of reserves for uncollectable amounts, accrual of accounts receivable, prepayment of expenses, payment of accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits (in each case, including the timing thereof), in each case, except as may be required under applicable Law or IFRS; or
(o)agree or commit to do any of the foregoing.
7.2Access to Information.
(a)Subject to Section 7.2(c), from the date hereof until the Closing and for seven (7) years after the Closing Date, the Seller shall afford Buyer and its Affiliates reasonable access, during normal business hours upon reasonable advance notice, to the Books and Records of each Group Company and of the Seller (solely to the extent related to the Group Companies for the periods prior to the Closing Date) in their possession and solely prior to the Closing, to the senior management of each Group Company and its agents and auditors, in each case, to the extent reasonably required by Buyer to ensure an orderly and efficient transition of each Group Company to Buyer, to prepare for the Closing and to facilitate the satisfaction of the conditions to the Closing under Article 8. Notwithstanding anything to the contrary herein, neither the Seller nor any of its Affiliates shall be required to disclose to Buyer or any Affiliate of Buyer any consolidated, combined, affiliated or unitary Tax Return which includes the Seller or any of its Affiliates or any Tax-related work papers. Buyer agrees and acknowledges that all information made available to Buyer and its Affiliates hereunder prior to the Closing and all information made available to Buyer at any time in connection with this Agreement relating to the Seller and Affiliate (other than the Group Companies) shall be Confidential Information and shall be subject to the obligations set forth in Section 7.8.
(b)Subject to Section 7.2(c), for seven (7) years after the Closing Date, Buyer shall afford (and shall cause the Group Companies and any Affiliate operating the Group Companies after the Closing to afford) to the Seller and its Affiliates reasonable access, during normal business hours upon reasonable advance notice to the Books and Records of each Group Company, and of the Buyer and its Affiliates (solely to the extent related to a Group Company) and to senior management supporting each Group Company and its agents and audits, in each case of the foregoing, to the extent reasonably required by the Seller for any requirement of Law or under this Agreement including to comply with any applicable Tax, financial reporting or regulatory requirement of the Seller or its Affiliates or the terms of any Transaction Document, any applicable Law or request of any Governmental Authority, with or to defend or prosecute any judicial, arbitral or regulatory Proceeding to which the Seller or any of its Affiliates are a party. Notwithstanding anything to the contrary contained herein, neither the Buyer nor any of its Affiliates shall be required to disclose to the Seller or any Affiliate of the Seller any consolidated, combined or unitary Tax Return which includes the Buyer or any of its Affiliates or any Tax-related work papers. The Seller agrees and acknowledges that all information made available to the Seller and its Affiliates under this Section 7.2(b) shall be deemed to be Confidential Information and shall be subject to the obligations set forth in Section 7.8.

|

(c)Notwithstanding the foregoing, neither the Seller nor Buyer shall be required to provide any access to any Books and Records to the extent that such access would (i) be prohibited by applicable Law or the terms of any Contract to which such applicable party or its Affiliates is a party, (ii) be materially disruptive the operation of the business of such party or its Affiliates, or (iii) in such party’s reasonable determination, the disclosure of which would reasonably expected to affect any legal privilege of such party or its Affiliates or result in disclosure of trade secrets; provided that in each case of the foregoing, such party shall use commercially reasonable efforts to either obtain any Consents required to share such requested information (without being required to take any Non-Required Action) or provide alternative information or access that would permit the requesting party to achieve the same goals. Each of the parties hereto agree that access to information generated by third parties (including auditors and independent accountants of the disclosing party) does not have to be made available to any Person unless and until such Person has entered into reasonable and customary third-party access, release and confidentiality agreements in form and substance acceptable to such third parties. To the extent any party requires or requests copies of any Books and Records, such copies shall be made at such party’s expense and shall be subject to this Section 7.2(c) and Section 7.8. For the avoidance of doubt, none of the parties shall be entitled to rely on this Section 7.2(c) for access to information or personnel if such access is required solely in connection with a Proceeding resulting from this Agreement where the Seller and Buyer are adverse parties.
7.3Books and Records.
(a)Subject to Section 7.8, the Seller and its Affiliates shall have the right to retain copies of all books, data, files, information, records, documents, correspondence and other materials (“Books and Records”) in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to Tax matters) of each Group Company, including all Books and Records (i) relating to information (including employment and medical records) regarding the employees of each Group Company, (ii) required to be retained under any applicable Law or regulatory request, or (iii) that are reasonably necessary for the Seller and its Affiliates to perform their respective obligations pursuant to the Transaction Documents or any other agreements between the Seller, on the one hand, and each Group Company, on the other hand, that will remain in effect after the Closing, in each case, subject to compliance with all applicable Laws and Section 7.8. The Seller agrees and acknowledges that all information made available to the Seller and its Affiliates under this Section 7.3(a) shall be deemed to be Confidential Information and shall be subject to the obligations set forth in Section 7.8.
(b)With respect to all Books and Records of each Group Company existing as of the Closing Date, Buyer shall, and shall cause each Group Company to, (i) comply in all material respects with all applicable Laws, including the Code, relating to the preservation and retention of records, (ii) apply preservation and retention policies that are no less stringent than those generally applied by Buyer and its Affiliates with respect to their respective other businesses and (iii) for seven (7) years after the Closing Date, preserve and retain all such Books and Records.
7.4Reasonable Best Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, prior to the Closing, the Seller, on the one hand, and Buyer, on the other hand, agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party hereto in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable (and in any event prior to the Termination Date), the Closing and to obtain satisfaction or waiver of the conditions precedent to the consummation of the

|

transactions contemplated hereby, including: (a) obtaining all of the necessary Consents from third parties and the taking of all steps as may be necessary to obtain such Consents and to avoid a Proceeding by any Governmental Authority; (b) the defending of any Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (c) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement, provided, that, none of the parties hereto shall be required to take any Non-Required Action in order to obtain any Consents or clearances from any third parties.
7.5Further Assurances. Subject to the terms and conditions of this Agreement and Law, from and after the Closing Date, the parties shall execute and deliver or cause to be executed and delivered to the requesting party such other agreements or instruments, in addition to those required by this Agreement, and shall take such further action, in each case, as the other party may reasonably request, in order to implement, carry out or effectuate the transactions contemplated by and the purposes of this Agreement.
7.6Public Announcements. Except as otherwise required by Law, press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made only with the prior approval of the other party (not to be unreasonably withheld, conditioned or delayed).
7.7Non-Competition; Non-Solicitation.
(a)During the eighteen (18)-month period immediately following the Closing Date, the Seller will not, directly or indirectly, (i) engage in any Competing Business or (ii) own, manage, operate or control (or participate in the ownership, management, operation or control of), be employed by, provide financing to, consult with or otherwise render services to any Person who is engaged in any Competing Business, or attempt to do so; provided that nothing in this Section 7.7(a) shall prevent the purchase or ownership by the Seller or its Affiliates of equity securities of a Competing Business that constitute less than 5% of the outstanding equity securities of such Competing Business.
(b)The Seller covenants and agrees that during the six (6)-month period immediately following the Closing Date, the Seller will not assist any other Person to, in each case, directly or indirectly, (i) hire or engage in any capacity any employee of any Group Company that was an employee of any Group Company at any time within the immediately preceding twelve (12) months of the Closing Date, or (ii) solicit, entice or induce any employee of any Group Company to terminate his or her employment with any Group Company; provided, that the foregoing will not be violated by general employment solicitations that are not specifically directed at employees of the Group Companies.
(c)Each of the Seller and the Buyer agree that, from and after the Closing Date, it will not, in any way, either directly or indirectly, intentionally disparage the other party, any of the other party’s Affiliates or any of their respective businesses, products, services, management, business practices, officers, directors, managers, employees or agents in any way that could adversely affect the goodwill, reputation or business relationships of the other party or any of the other party’s Affiliates; provided, however, that the forgoing will not restrict any Person’s truthful cooperation or testimony in connection with any investigation or inquiry by a Governmental Authority.
(d)The Seller acknowledges the highly competitive nature of the Group Companies and acknowledges that the duration, geographical scope and subject matter of the

|

restrictions contained in this Section 7.7 are reasonable and necessary to protect the goodwill, business relationships, legitimate business interests and Confidential Information of the Group Companies. The parties recognize that the Laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth in this Section 7.7. If at the time of enforcement of any provision of this Section 7.7 a court of competent jurisdiction holds that the restrictions set forth herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area permitted by the applicable Laws of such jurisdiction will be substituted for the stated period, scope or geographical area and that such court will be allowed to, and is hereby requested to, revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by Law; provided, that if any such restriction cannot be, or is not, so revised, then such restriction will be ineffective in such jurisdiction to the minimum extent necessary to make the remainder of this Section 7.7 enforceable in such jurisdiction and such will not affect any other provision of this Agreement.
7.8Confidentiality.
(a)Subject to Section 7.8(b) and Section 7.6, from and after the Closing Date, each party that receives or obtains Confidential Information, or whose Representatives receive or obtain Confidential Information (collectively, the “Receiving Party”), from or on behalf of the other Party or any of its Affiliates or Representatives (collectively, the “Disclosing Party”) as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) shall treat such Confidential Information as confidential and shall not disclose or use any such Confidential Information except as provided herein.
(b)Section 7.8(a) shall not prohibit disclosure or use of any Confidential Information if and to the extent: (i) the disclosure or use is required by Law or any recognized stock exchange on which the Equity Interests of the Receiving Party or its Affiliates are listed (provided that, to the extent permitted by Law, prior to such disclosure or use the Receiving Party shall (A) promptly notify the Disclosing Party of such requirement and provide the Disclosing Party with a list of Confidential Information to be disclosed and (B) reasonably cooperate, at the Disclosing Party’s sole cost and expense, in obtaining a protective order covering, or confidential treatment for, such Confidential Information), (ii) disclosed to any Governmental Authority with jurisdiction over the Receiving Party or its Affiliates (provided that, to the extent permitted by Law, prior to such disclosure the Receiving Party shall (A) promptly notify the Disclosing Party of such requirement and provide the Disclosing Party with a list of Confidential Information to be disclosed and (B) reasonably cooperate, at the Disclosing Party’s sole cost and expense, in obtaining a protective order covering, or confidential treatment for, such Confidential Information), (iii) the disclosure or use is required for the purpose of any administrative or judicial Proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made in connection with the Tax affairs of the Disclosing Party, (iv) the disclosure is made to the Receiving Party’s Representatives on a need-to-know basis (with the understanding that the Receiving Party shall be responsible for any breach by its Representatives of this Section 7.8), (v) the Confidential Information is or becomes generally available to the public (other than as a result of a disclosure, directly or indirectly, by the Receiving Party or its Representatives), (vi) except with respect to Confidential Information that concerns the Group Companies, the Confidential Information is already in the Receiving Party’s possession prior to receipt from the Disclosing Party (provided that such Confidential Information is not known by the Receiving Party to be subject to another confidentiality obligation), (vii) the Confidential Information is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party (provided

|

that such sources are not known by the Receiving Party to be subject to another confidentiality obligation), (viii) in the case of disclosure or use by the Buyer and its Affiliates, the Confidential Information relates exclusively to the Group Companies or is independently developed after the Closing, or (ix) the disclosure or use of such Confidential Information is made with the Disclosing Party’s prior written approval. For the avoidance of doubt, Section 7.8(a) shall not prohibit sharing of Confidential Information between the Seller and its Affiliates or the Buyer and its Affiliates.
(c)The parties hereto agree that the Non-Disclosure Agreement between the Buyer and the Seller dated October 24, 2023 will terminate upon the Closing and be of no further force or effect.
7.9Post-Closing Employee Retention Bonus Pool. Effective as of the Closing, the Buyer shall have approved an employee retention bonus for the Eligible Employees of not less than one million dollars ($1,000,000) in the aggregate. Such a program will contain a portion of the bonus to be paid in accordance with the retention periods following the Closing, and a portion of the bonus to be paid pursuant to the achievement of key performance factors of the Eligible Employees as determined by the Buyer it its sole discretion following the Closing (the “Post-Closing Bonus Program Payments”) to the Eligible Employees in accordance with the terms of letters in the form reasonably agreed with the Seller prior to the Closing and delivered to the Eligible Employees from the Buyer within ninety (90) Business Days of the Closing Date.
Article 8
CONDITIONS TO CLOSING
8.1Conditions to the Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:
(a)The representations and warranties of Buyer set forth in this Agreement must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date).
(b)Buyer must have performed or complied with, as applicable, in all material respects all covenants, obligations and agreements required to be performed or complied with, as applicable, by it under this Agreement prior to the Closing.
(c)Buyer must have delivered or caused to be delivered to the Seller the items required by Section 3.3.
(d)No Proceeding initiated by any third party, the express purpose of which is to prevent or impair the Closing, is pending before a court of applicable jurisdiction.
(e)None of the parties hereto will be subject to any Order of a court of competent jurisdiction and no applicable Law shall have been promulgated or enacted, in each case, that prohibits the consummation of the transactions contemplated by this Agreement.
8.2Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver (if permitted by applicable Law) at or prior to the Closing of each of the following conditions:

|

(a)(i) The Fundamental Representations must be true and correct in all respects, other than de minimis inaccuracies as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such date); and (ii) the representations and warranties of the Seller set forth in Article 4 and Article 5 (other than the Fundamental Representations) must be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications contained therein) as of date hereof and as of the Closing Date as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case, as of the such date), except in the case of this clause (ii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Material Adverse Effect on the Group Companies;
(b)The Seller must have performed or complied with in all material respects all covenants, obligations and agreements required to be performed or complied with by the Seller under this Agreement prior to the Closing;
(c)The Subsidiary shall have approved the annual financial statements in accordance with the applicable Laws;
(d)From and after the date of this Agreement, no Material Adverse Effect shall have occurred and is continuing as of the Closing Date;
(e)The Seller must have delivered or caused to be delivered to Buyer the items required by Section 3.2;
(f)No Proceeding initiated by any third party, the express purpose of which is to prevent or impair the Closing, is pending before a court of applicable jurisdiction;
(g)None of the parties hereto will be subject to any Order of a court of competent jurisdiction and no applicable Law shall have been promulgated or enacted, in each case, that prohibits the consummation of the transactions contemplated by this Agreement; and
(h)No later than one Business Day prior to the Closing, the Seller shall have made capital injection of $400,000 to the Company, and capitalized the intercompany loans extended by the Seller as set forth on Section 8.2(h) of the Disclosure Schedules and provided the Buyer with evidence of the transfer of immediately available funds.
8.3Frustration of Closing Conditions. No party hereto may rely on the failure of any condition set forth in this Article 8 to be satisfied if such failure was caused by such party’s failure to comply with its obligations to consummate the transactions contemplated by this Agreement.
Article 9
TERMINATION OF AGREEMENT
9.1Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated at any time prior to the Closing:
(a)by the mutual written consent of Buyer and the Seller;
(b)by Buyer, on the one hand, or the Seller, on the other hand, upon written notice to the other party, if the transactions contemplated by this Agreement have not been consummated on or prior to the date falling six (6) months after the date hereof, or

|

such later date, if any, as Buyer and the Seller agree upon in writing (the “Termination Date”); except, that, the right to terminate this Agreement pursuant to this Section 9.1(b) is not available to any party hereto whose breach of any provision of this Agreement primarily resulted in or primarily caused the failure of the transactions contemplated by this Agreement to be consummated by such time;
(c)by Buyer, on the one hand, or the Seller, on the other hand, upon written notice to the other party, if (i) a Governmental Authority of competent jurisdiction and residing in a Territory has issued an Order or any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order has become final and non-appealable or (ii) there shall be in effect any Law prohibiting or making illegal the transactions contemplated by this Agreement; except, that, the right to terminate this Agreement pursuant to this Section 9.1(c) is not available to any party hereto whose breach of any provision of this Agreement primarily resulted in or primarily caused such Order or other action;
(d)by the Seller, upon written notice to Buyer, if: (i) Buyer has breached or failed to perform any of its covenants contained in this Agreement to be complied with by Buyer such that the closing condition set forth in Section 8.1(b) or Section 8.1(c) would not be satisfied; or (ii) there exists a breach of any representation or warranty of Buyer contained in this Agreement such that the closing condition set forth in Section 8.1(a) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 9.1(d), such breach or failure to perform is not cured within thirty (30) days after receipt of written notice thereof or is incapable of being cured by Buyer by the Termination Date; provided, however, that this right of termination under this Section 9.1(d) shall not be available to the Seller if the Seller is in breach of any representation, warranty, covenant, agreement or obligation contained in this Agreement such that the conditions in Section 8.2(a), Section 8.2(b) or Section 8.2(d) would not be satisfied if the Closing was scheduled to occur at such time;
(e)by Buyer, upon written notice to the Seller, if: (i) the Seller has breached or failed to perform any of its covenants contained in this Agreement to be complied with by it such that the closing condition set forth in Section 8.2(b), Section 8.2(d) or Section 8.2(e) would not be satisfied; or (ii) there exists a breach of any representation or warranty of the Seller contained in this Agreement such that the closing condition set forth in Section 8.2(a) would not be satisfied, and, in the case of clauses (i) and (ii) of this Section 9.1(e), such breach or failure to perform is not cured within thirty (30) days after receipt of written notice thereof or is incapable of being cured by the Seller by the Termination Date; provided, however, that this right of termination under this Section 9.1(e) shall not be available to the Buyer if the Buyer is in breach of any of its representations, warranties, covenants, agreement or obligations contained in this Agreement such that the conditions in Section 8.1(a) or Section 8.1(b) would not be satisfied if the Closing was scheduled to occur at such time; or
(f)by the Seller after the second (2nd) Business Day following the date on which the Closing should have occurred pursuant to Section 3.1 if (i) all of the conditions set forth in Section 8.2 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing), (ii) the Seller confirms to Buyer at least one (1) Business Day prior to such termination that all of the conditions set forth in Section 8.1 have been satisfied or waived (or would be satisfied or waived if Closing were to occur), (iii) Buyer fails to consummate the transactions contemplated by this Agreement within two (2) Business Days following the date on which the Closing should have occurred pursuant to Section 3.1 and (iv) the Seller stood ready and willing to consummate the

|

transactions contemplated by this Agreement on such date and through the end of such two Business Day period.
9.2Effect of Termination. In the event of termination of this Agreement pursuant to Section 9.1 by either Buyer, on the one hand, or the Seller, on the other hand, this Agreement will become void and have no effect, without any liability or obligation on the part of Buyer or the Seller or their respective officers, directors, equityholders or Affiliates, other than the provisions of Section 7.6, Section 7.8, this Section 9.2 and Article 12 and the defined terms set forth in Article 1 utilized in such provisions (in each case, to the extent related to or required to give effect to any of the foregoing surviving provisions), which will survive any termination of this Agreement; provided, however, that nothing herein will relieve any party hereto from any liability for fraud or any pre-termination willful and material breach by such party of its covenants set forth in this Agreement (including specifically any party’s failure to consummate the transactions contemplated by this Agreement when such party is so obligated), and in the event of any such fraud or breach the parties hereto shall be entitled to exercise any and all remedies available under law or equity.
Article 10
TAX MATTERS
10.1Straddle Period; Tax Returns.
(a)For purposes of this Agreement, the portion of Tax, with respect to the income, property or operations of a Group Company that are attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the period of the Straddle Period that extends before the Closing Date through and including the Closing Date (the “Pre-Closing Straddle Period”) and the period of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 10.1(a). The portion of such Tax attributable to the Pre-Closing Straddle Period will (i) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period, and (ii) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of a Tax attributable to a Post-Closing Straddle Period shall be calculated in a corresponding manner. In the case of a Tax that is (i) paid for the privilege of doing business during a period (a “Privilege Period”) and (ii) computed based on business activity occurring during an accounting period ending prior to such Privilege Period, any reference to a “Tax period,” a “tax period,” or a “taxable period” shall mean such accounting period and not such Privilege Period.
(b)The Seller shall prepare, or cause to be prepared, at Seller’s expense all Tax Returns of the Group Companies that are due after the Closing Date with respect to any Pre-Closing Tax Period. All such Tax Returns shall be prepared in accordance with the past practices of the Group Companies, unless otherwise required by applicable Law. The Seller shall provide such Tax Returns to the Buyer at least 30 days (or in the case of any non-income Tax Return, as soon as reasonably practicable) before the due date (including applicable extensions) for filing of any such Tax Returns for its review and comment. The Buyer shall provide any written comments to the Seller not later than ten

|

days after receiving any such Tax Return and, if the Buyer does not provide any written comments within ten days, the Buyer shall be deemed to have accepted such Tax Return. The Seller and the Buyer shall attempt in good faith to resolve any dispute with respect to such Tax Return. If the Seller and the Buyer are unable to resolve any such dispute at least ten days before the due date (including applicable extensions) for any such Tax Return, the dispute shall be referred to the Accounting Firm for resolution and the fees shall be shared one-half by the Seller and one-half by the Buyer. If the Accounting Firm is unable to resolve any such dispute before the due date (including applicable extensions) for any such Tax Return, such Tax Return shall be filed as originally prepared by the Seller, subject to amendment, if necessary, to reflect the resolution of the dispute by the Accounting Firm. The Buyer shall timely pay or cause to be timely paid all Taxes imposed on a Group Company shown as due and owing on such Tax Returns subject to reimbursement by the Seller to the extent Seller is liable for such Taxes pursuant to Section 11.1 hereof. Notwithstanding the foregoing, this Section 10.1(b) and Section 10.1(c) shall not apply to any Combined Returns, which shall be prepared and filed by Seller in its sole discretion.
(c)The Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Group Companies with respect to any Straddle Period. All such Tax Returns shall be prepared in accordance with the past practices of the Group Companies, unless otherwise required by applicable Law. The Buyer shall provide such Tax Returns to the Seller at least 30 days (or in the case of any non-income Tax Return, as soon as reasonably practicable) before the due date (including applicable extensions) for filing of any such Tax Returns for its review and comment. The Seller shall provide any written comments to the Buyer not later than ten days after receiving any such Tax Return and, if the Seller does not provide any written comments within ten days, the Seller shall be deemed to have accepted such Tax Return. The Seller and the Buyer shall attempt in good faith to resolve any dispute with respect to such Tax Return. If the Seller and the Buyer are unable to resolve any such dispute at least ten days before the due date (including applicable extensions) for any such Tax Return, the dispute shall be referred to the Accounting Firm for resolution and the fees shall be shared one-half by the Seller and one-half by the Buyer. If the Accounting Firm is unable to resolve any such dispute before the due date (including applicable extensions) for any such Tax Return, such Tax Return shall be filed reflecting the comments of the Seller, subject to amendment, if necessary, to reflect the resolution of the dispute by the Accounting Firm. The Buyer shall timely pay or cause to be timely paid all Taxes imposed on a Group Company shown as due and owing on such Tax Returns subject to reimbursement by the Seller to the extent Seller is liable for such Taxes pursuant to Section 11.1 hereof.
(d)For purposes of preparing all relevant Tax Returns, the parties agree: (i) any compensation deductions and other transaction costs of the Group Companies arising in connection with the transactions contemplated by this Agreement shall be allocable to the Pre-Closing Tax Period or Pre-Closing Straddle Period to the extent deductible at a “more likely than not” or higher level of confidence in such period; (ii) neither Buyer nor any Group Company or any of their respective Affiliates shall make a ratable allocation election under Treasury Regulations Section 1.1502-76(b)(2) or any analogous provision of state, local or non-U.S. Law; and (iii) in accordance with Treasury Regulations Section 1.1502-76 and any analogous provision of state, local or non-U.S. Law, any Taxes arising out of, relating to, or resulting from any transactions or actions engaged in by any Group Company not in the Ordinary Course of Business or taken by or at the direction of Buyer or any Affiliate thereof that occur on the Closing Date but after the Closing shall be allocable to the taxable period (or portion thereof) beginning after the Closing Date.

|

10.2Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) relating to real property imposed on the Buyer or a Group Company in connection with this Agreement and the Transaction Documents (“Transfer Taxes”) will be borne and paid fifty percent (50%) by the Seller and fifty percent (50%) by the Buyer when due. The party responsible under applicable Law shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and the parties shall reasonably cooperate in duly and properly preparing, executing, and filing any certificates or other documents that may reduce or eliminate any such Transfer Taxes and any such Tax Returns and other documentation required to be filed in connection with such Transfer Taxes. The Party responsible for filing any such Tax Returns shall provide to the other Party evidence of timely filing and payment of all such Transfer Taxes.
10.3Cooperation; Audits. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on a Group Company, the Buyer and such Group Company, on the one hand, and the Seller, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by Taxing Authorities as to the imposition of Taxes.
10.4Certain Controversies. This Section 10.4 and not Section 11.2 will control any Tax Matter. The Seller shall have the right to represent or cause to be represented the interests of the Group Companies before the relevant Governmental Authority with respect to any audit, inquiry, assessment, Proceeding or other similar event relating to any Pre-Closing Tax Period or Pre-Closing Straddle Period or otherwise to Taxes for which Seller or its Affiliates could reasonably be expected to be liable (including pursuant to Article 11) (a “Tax Matter”) and shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Tax Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter. The Buyer shall have the right to control any Tax Matter that Seller is entitled to, but does not choose to, control pursuant to this Section 10.4; provided, (a) the Seller shall have the right (but not the duty) to participate in the defense of such Tax Matter and to employ counsel, at Seller’s expense, separate from counsel employed by the Buyer and (b) the Buyer shall not enter into any settlement of or otherwise compromise any such Tax Matter to the extent that it could result in an indemnity claim pursuant to Section 11.1 without the prior written consent of the Seller, which consent shall not be unreasonably conditioned, withheld or delayed. The Buyer shall notify the Seller of receipt by the Buyer or any of its Affiliates (including, after the Closing, the Group Companies) of notice of any pending or threatened Tax Matter within twenty (20) days after receipt thereof. Notwithstanding the foregoing, this Section 10.4 shall not apply to any Tax Matter relating to any Combined Returns, which shall be solely controlled by the Seller in its sole discretion.
10.5Tax Sharing Agreements. All Tax sharing or allocation agreements, arrangements or similar Contracts, except for this Agreement, between any Group Company, on the one hand, and the Seller or any of its Affiliates (other than the Group Companies), on the other hand, will be terminated as of the Closing Date to the extent they relate to the Group Companies and, after the Closing Date, the Group Companies will not be bound thereby or have any liability thereunder.
10.6Certain Tax Elections. Upon request of the Seller and subject to the prior written consent of the Buyer (which consent shall not be unreasonably conditioned, withheld or delayed), the Parties shall cooperate to make any available election under Section 338 (including Section 338(h)(10)) or Section 336(e) of the Code or any election under Treasury Regulations

|

Section 1.245A-5(e)(3) (or, in each case, any comparable provision of state, local or foreign Law) with respect to the transactions contemplated by this Agreement. The Parties shall, and shall cause their Affiliates (including, for the avoidance of doubt and after the Closing, each Group Company) to, make any such election as requested by the Seller (acting reasonably) and consented to by the Buyer (acting reasonably) and take any other reasonably requested actions requested by either Party in connection therewith.
10.7Post-Closing Actions. The Buyer shall not, and it shall cause its Affiliates (including, after the Closing, the Group Companies) not to, (i) amend, modify, or refile any Tax Return of any Group Company that covers a Pre-Closing Tax Period or Pre-Closing Straddle Period, (ii) make (if inconsistent with past practice of the Group Company), change or revoke any Tax election or accounting method or practice election that affects any Pre-Closing Tax Period or Pre-Closing Straddle Period, (iii) file Tax Returns for a Pre-Closing Tax Period or Pre-Closing Straddle Period in a manner inconsistent with past practice or in a jurisdiction where the Group Companies have not historically filed Tax Returns, (iv) file any notice or request any documentation pursuant to Treasury Regulations Section 1.1502-77(f)(3) (or any comparable state, local or foreign Law), (v) initiate discussions or examinations with any Governmental Authority regarding Taxes of the Group Companies with respect to any Pre-Closing Tax Period or Pre-Closing Straddle Period or make any voluntary disclosures with respect to Taxes of the Group Companies for any Pre-Closing Tax Period or Pre-Closing Straddle Period, (vi) extend or waive the statute of limitations for the assessment or collection of any Taxes relating to any Pre-Closing Tax Period or Pre-Closing Straddle Period or (vii) effect or engage in any transactions or other actions relating to any Group Company out of the Ordinary Course of Business after the Closing on the Closing Date, in each case without the Seller’s written consent (not to be unreasonably withheld, conditioned or delayed). Additionally, neither the Buyer nor any Affiliate of the Buyer shall make, or cause any Group Company to make, any election to change the classification of any Group Company for U.S. federal income tax purposes effective on or before the Closing Date.
10.8Tax Refunds. Except to the extent included as a current asset in Final Working Capital or Final Indebtedness, as applicable, the Buyer shall pay, or cause to be paid to, the Seller any refund (or credit in lieu of a refund) of Taxes (and interest thereon) that is (a) attributable to a Pre-Closing Tax Period or Pre-Closing Straddle Period of any Group Company or (b) otherwise attributable to any other Taxes paid, indemnified or otherwise borne by the Seller (including, for this purpose, any Taxes included as a current liability in Final Working Capital, Final Indebtedness or Final Selling Expenses) or any predecessor or Affiliate of Seller (including, for taxable periods or portions thereof ending on or prior to the Closing Date, the Group Companies). The Buyer shall use its reasonable best efforts to promptly claim and receive any such refund to which the Seller would be entitled pursuant to this Section 10.8, including by taking any action reasonably requested by Seller to obtain any such refund promptly, and shall pay any refund no later than ten (10) days following receipt thereof. Any Tax liabilities taken into account in Final Working Capital, Final Indebtedness or Final Selling Expenses in excess of the amount of such Taxes actually paid for the relevant tax period, shall be treated as a Tax refund to which the Seller is entitled pursuant to this Section 10.8. Any payments made pursuant to this Section 10.8 shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.
Article 11
REMEDIES
11.1General Indemnification Obligation.
(a)Indemnification by the Seller. The Seller shall indemnify and hold harmless the Buyer and the Group Companies and their respective officers, directors, and

|

managers (each, a “Buyer Indemnitee”) from and against any and all losses, liabilities, claims, demands, damages, penalties, fines, judgments, awards, assessments, settlements, costs, fees, expenses (including reasonable attorneys’ fees) and disbursements, including punitive damages (but only to the extent such punitive damages are awarded to a third party in connection with a Liability Claim) and excluding incidental, consequential, special or indirect damages (collectively “Losses”) based upon, arising out of or otherwise in respect of:
(i) any misrepresentation of, inaccuracy in or breach of any representation or warranty of the Seller in Article 4 or Article 5 of this Agreement (including any Schedule attached hereto and any certificates delivered pursuant hereto);
(ii)any breach of or failure to perform or comply with any covenant or agreement of the Seller in this Agreement;
(iii)any Indebtedness of a Group Company or Selling Expenses not fully paid on the Closing Date or not taken into account in the calculation of the Purchase Price;
(iv)(A) any Taxes (or the nonpayment thereof) of the Group Companies for any Pre-Closing Tax Period and any Pre-Closing Straddle Period; (B) any Taxes of any member of an affiliated, combined or unitary group of which a Group Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign Law; or (C) any Taxes of any Person imposed on a Group Company as a transferee or successor, which Taxes relate to an event or transaction occurring on or before the Closing Date;
(v)any non-compliance with local employment Laws by a Group Company that existed or liabilities incurred prior to the Closing Date in connection with the Redundancy Process and is not undertaken at the direction of the Buyer;
(vi)any non-compliance with local Laws by a Group Company that existed in the two (2) years prior to the Closing Date in connection with the registration of any updates to the ultimate beneficial owner register with the local competent authorities; and
(vii)any claims Guccio Gucci, S.p.A (“Gucci”) may bring against the Company under Section 11 of the Software License Agreement made between the Company and Gucci, effective July 1, 2021 in connection with the complaint filed on December 16, 2021 by Lennon Image Technologies, LLC against Gucci America, Inc.
(b)Materiality. For purposes of Section 11.1(a), all references in this Agreement and the Schedules attached hereto to “material”, “material respects”, “material adverse effect” and similar qualifications or words of similar import shall be disregarded (except as used in the defined terms Material Contract, Material Customer or Material Supplier, or as used in the first sentence of Section 5.6) for purposes of calculating the amount of any Losses that are subject to indemnification under this Agreement.

|

11.2Notice; Opportunity to Defend; Liability Claim Procedures.
(a)Notice of Asserted Liability by Third Parties. As soon as is reasonably practicable after a Buyer Indemnitee becomes aware of any direct or third-party claim that such party has under Section 11.1 that may result in a Loss (a “Liability Claim”), such party (the “Indemnified Party”) shall give notice of such Liability Claim (a “Claim Notice”) to the other party (the “Indemnifying Party”). A Claim Notice must (i) describe the Liability Claim in reasonable detail the individual items of such Losses, the date each such item was paid, incurred, suffered or sustained, (ii) indicate the amount (estimated, if necessary and to the extent feasible) of the Loss that has been or may be suffered by the Indemnified Party and (iii) include the relevant provisions of this Agreement to which such Losses are related. No delay in or failure to give a Claim Notice by the Indemnified Party to the Indemnifying Party pursuant to this Section 11.2(a) will adversely affect any of the other rights or remedies that the Indemnified Party has under this Agreement or alter or relieve the Indemnifying Party of its obligation to indemnify the Indemnified Party, except to the extent that such delay or failure has materially prejudiced the Indemnifying Party.
(b)Following the delivery of an Claim Notice, the Indemnified Party shall provide the Indemnifying Party and its Representatives with such documents and records as the Indemnifying Party or its Representatives may reasonably require, and reasonable access to such personnel or representatives of the Indemnified Party (including but not limited to the individuals responsible for the matters that are subject of the Claim Notice) as they may reasonably require, for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Claim Notice.
(c)Opportunity to Defend. The Indemnifying Party has the right, exercisable by written notice to the Indemnified Party within thirty (30) days after receipt of a Claim Notice from the Indemnified Party of the commencement or assertion of any Liability Claim in respect of which indemnity may be sought under this Article 11, to assume and conduct the defense of such Liability Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party; provided, however, that the (i) defense of such Liability Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnified Party, have a material adverse effect on the Indemnified Party; (ii) Indemnifying Party has sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result; (iii) Liability Claim solely seeks (and continues to seek) monetary damages; (iv) the Liability Claim does not, based upon the remedy sought, have the potential to result in criminal liability of, or equitable remedies against, the Indemnified Party; (v) the Liability Claim does not involve or relate to any employee or contractor of a Group Company or any Material Customer or Material Supplier; and (vi) Indemnifying Party expressly agrees in writing to be fully responsible for all Losses relating to such Liability Claim (the conditions set forth in clauses (i) through (vi) are, collectively, the “Litigation Conditions”). If the Indemnifying Party does not assume, in accordance with this Section 11.2(c), the defense of a Liability Claim which meets the Litigation Conditions, the Indemnified Party may continue to defend the Liability Claim. If the Indemnifying Party has assumed the defense of a Liability Claim as provided in this Section 11.2(c), the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense of the Liability Claim; provided, however, that if (i) any of the Litigation Conditions ceases to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Liability Claim, the Indemnified Party may assume its own defense, and the Indemnifying Party will be liable for all reasonable third party costs or expenses paid or

|

incurred in connection with such defense. The Indemnifying Party or the Indemnified Party, as the case may be, has the right to participate in (but not control), at its own expense, the defense of any Liability Claim that the other is defending as provided in this Agreement. The Indemnifying Party, if it has assumed the defense of any Liability Claim as provided in this Agreement, may not, without the prior written consent of the Indemnified Party, consent to a settlement of, or the entry of any judgment arising from, any such Liability Claim that (A) does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a complete release from all liability in respect of such Liability Claim, (B) grants any injunctive or equitable relief or (C) may reasonably be expected to have an adverse effect on the affected business of the Indemnified Party. The Indemnified Party has the right to settle any Liability Claim that meets the Litigation Conditions but the defense of which has not been assumed by the Indemnifying Party provided, however, that such settlement amount shall not be more than the amount specified in the Claim Notice unless agreed to in writing by the Indemnifying Party.
(d)If the Indemnifying Party shall not object in writing within the forty-five (45) day period after receipt of an Claim Notice by delivery of a written notice of objection containing a reasonably detailed description of the facts and circumstances supporting an objection to the applicable indemnification claim (a “Claim Objection Notice”), such failure to so object shall be an irrevocable acknowledgment by the Indemnifying Party that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Claim Notice. In such event, the Buyer and the Seller shall jointly instruct the Escrow Agent to promptly release from the Escrow Funds an amount equal to the Losses set forth in such Claim Notice.
(e)In the event that the Indemnifying Party shall deliver a Claim Objection Notice in accordance with Section 11.2(d) within forty-five (45) days after delivery of such Claim Notice, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of an indemnification claim to be recovered from the Escrow Funds, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions of Escrow Funds in accordance with the terms thereof. In such event, the Escrow Agent shall promptly release from the Escrow Funds the amount set forth in such memorandum. Should the amount of the Escrow Funds, if any, be insufficient to satisfy in whole the amount owed to an Indemnified Party in accordance with such memorandum and this Agreement (including the limitations set forth in this Article 11), the Indemnifying Party shall, subject to the limitations set forth in this Article 11, within ten (10) Business Days following release of the Escrow Funds, pay an amount of cash to the Indemnified Party equal to such shortfall.
(f)Notwithstanding the foregoing, Section 10.4 and not this Section 11.2 shall govern the conduct of any Tax Matter
11.3Survivability; Limitations; Right to Assert Claims.
(a)Survivability. The representations and warranties of the Seller and the Buyer contained in this Agreement, and the right to make an indemnification claim in respect thereof under this Agreement, will survive until 11:59 pm New York time on the twelve (12) month anniversary of the Closing Date (the “Expiration Date”); provided, however, that (i) there will be no Expiration Date for any Liability Claim relating to fraud or intentional misrepresentation; (ii) the Expiration Date for any Liability Claim relating

|

to a misrepresentation or breach of or inaccuracy in the Fundamental Representations or the representations and warranties set forth in Section 5.7 will be the date that is seven (7) years after the Closing Date. The matters set forth in Sections 11.1(a)(iii) and 11.1(a)(iv), and the right to make an indemnification claim in respect thereof under this Agreement, will survive the Closing until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, if any Liability Claim pending on any Expiration Date for which a Claim Notice has been given in accordance with Section 11.2 on or before such Expiration Date may continue to be asserted and indemnified against until such claim is finally resolved. All of the covenants and agreements of the Seller and the Buyer contained in this Agreement will survive after the Closing Date until fully performed in accordance with their respective terms. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 11.3(a) is shorter (or longer) than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to (or increased to) the survival period contemplated hereby. The parties further acknowledge and agree that the time periods set forth in this Section 11.3(a) for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.
(b)Certain Limitations.
(i)Notwithstanding anything to the contrary contained in this Agreement:
(A)the Seller will not have any liability for indemnification pursuant to Section 11.1(a)(i) or Section 11.1(a)(ii) (other than for fraud, intentional misrepresentation, the Fundamental Representations, for which the following limitation will not apply) until the aggregate amount of all such Losses sustained by the Buyer Indemnitees exceeds an amount equal to $55,000, in which case the Seller will be liable for all such Losses exceeding such amount provided, however, that no Losses may be claimed by any Indemnified Party or shall be reimbursable by the Seller or shall be included in calculating the aggregate Losses for purposes of this clause (A) other than Losses in excess of $7,500 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances;
(B)the Seller will have no liability for indemnification pursuant to Section 11.1(a)(i) or Section 11.1(a)(ii) (other than for fraud, intentional misrepresentation, the Fundamental Representations, for which the following limitation will not apply) in excess of an amount equal to 30% of the Initial Purchase Price;
(C)the Seller will have no liability for indemnification pursuant to Section 11.1(a)(v) in excess of an amount equal to 30% of the Initial Purchase Price;
(D)the Seller will have no liability for indemnification pursuant to this Article 11 in excess of the Purchase Price actually received by the Seller, except in the case of fraud or intentional misrepresentation;
(E)the Seller shall not be obligated to indemnify any Indemnified Party with respect to any Loss to the extent that a specific

|

accrual or reserve for the amount of such Loss was reflected on the Interim Financial Statements, the Financial Statements or the notes thereto;
(F)no Buyer Indemnitee shall be entitled to indemnification for Losses with respect to (i) Taxes that arise from any breach of a covenant or agreement made or to be performed by the Buyer or its Affiliates (including, from and after the Closing, the Group Companies) pursuant to this Agreement, (ii) Taxes that arise from any action taken by the Buyer or its subsidiaries (including, from and after the Closing, the Group Companies) on the Closing Date following the Closing outside the ordinary course of business, (iii) the amount of any net operating loss, Tax basis, Tax credit or other Tax attribute (or the loss, unavailability or reduction thereof), except to the extent resulting directly in additional cash Tax liability of the Group Companies for a Pre-Closing Tax Period or any Pre-Closing Straddle Period that otherwise would not have been imposed, (iv) any Transfer Taxes that are the responsibility of the Buyer under Section 10.2 or (v) any Taxes to the extent taken into account as a liability in Final Working Capital, Final Indebtedness or Final Selling Expenses.
(ii)The amount of Losses for which a Buyer Indemnitee claims indemnification under this Agreement shall be reduced to take account of any net Tax benefits actually realised by any Buyer Indemnitee with respect to such Losses. For the purposes of this Agreement, a Buyer Indemnitee shall be deemed to have “actually realized” a net Tax benefit to the extent, and at such time as, the amount of Taxes required to be paid by the Buyer Indemnitee is reduced below the amount of Taxes that it would have been required to pay but for deductibility of such Losses, in each case: (i) during the immediately succeeding year in which the relevant Losses occurred; and (ii) calculated so that the items related to the Indemnifying Party’s indemnification obligations are the last to be recognized. The amount of any reduction hereunder shall be adjusted to reflect any final determination with respect to the Buyer Indemnitee’s liability for Taxes, consistent with the foregoing.
(iii)The amount of any and all Losses under this Article 11 shall be determined net of any insurance, indemnity, reimbursement arrangement, contract or other recovery actually received by the Indemnified Party or its Affiliates (net of costs for recovery) in connection with the facts giving rise to the right of indemnification. In the event that any insurance or other recovery is made by an Indemnified Party or its Affiliates with respect to any Losses for which an Indemnified Party has been indemnified hereunder, then a refund equal to the net aggregate amount of the recovery shall be made promptly to the Indemnifying Parties.
11.4Manner of Payment. With respect to any Losses for which any Buyer Indemnitee is entitled to indemnification under Section 11.1(a), subject to the limitations set forth in Section 11.3(b), such Losses shall be satisfied, and the Buyer shall be entitled to recover the amount of such Losses, as follows: (a) first, from the Escrow Funds in accordance with Sections 11.2(d) and 11.2(e) (as applicable), until the Escrow Funds have been exhausted or otherwise (or otherwise set aside by the Escrow Agent); and (b) second, by seeking payment for such Losses (less any amounts satisfied and recovered under clause (a)) directly from the Seller.
11.5Contribution and Waiver. From and after the Closing, the Seller shall not seek indemnification or contribution from the Group Companies for any breaches or in respect of any

|

other payments required to be made by the Seller pursuant to this Agreement or the Transaction Documents.
11.6Specific Performance. Each party’s obligations under this Agreement are unique. If any party should breach its covenants under this Agreement, then the parties acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the non-breaching party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and each party expressly waives the defense that a remedy in damages will be adequate.
11.7Adjustment to Purchase Price. Any indemnification payments made pursuant to this Article 9 will be treated as adjustments to the Purchase Price, unless otherwise required by Law.
11.8Exclusive Remedy
. Subject to Section 11.6, and without limiting any party’s rights (a) under any other Transaction Document or any other agreement entered into in connection with this Agreement, or (b) with respect to claims for fraud, the parties hereto acknowledge and agree that, from and after the Closing, the indemnification provisions in this Article 11 shall be the sole and exclusive monetary remedy of any Indemnified Party with respect to Losses arising under this Agreement.
11.9No Duplication of Recovery. The Buyer shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same Loss, regardless of whether more than one claim arises in respect of it under this Agreement, and for this purpose recovery by the Buyer or any Group Company shall be deemed to be a recovery by each of them.
11.10Escrow Release. In accordance with the Escrow Agreement, no later than the fifth (5th) Business Day following the date which is:
(a)six months after the Closing Date, the Buyer and the Seller shall submit joint written instructions promptly to the Escrow Agent instructing the Escrow Agent to distribute to the Seller the lesser of: (i) five hundred thousand dollars ($500,000) and (ii) the Escrow Funds; and
(b)twelve (12) months after the Closing Date, the Buyer and the Seller shall submit joint written instructions promptly to the Escrow Agent instructing the Escrow Agent to distribute to the Seller the Escrow Funds.
Article 12
MISCELLANEOUS
12.1General Release. Effective as of the Closing, the Seller, on its own behalf and on behalf of its Affiliates (together with such Seller, the “Releasing Party”), voluntarily, unconditionally, fully, finally, completely, knowingly and irrevocably releases and forever discharges the Group Companies and its officers, directors, managers and employees, individually and collectively (the “Released Parties”) from, against and with respect to any and all actions, agreements, amounts, claims, damages, expenses, Losses, accounts, causes of action, complaints, charges, covenants, contracts, costs, demands, debts, defenses, duties, executions, fees, injuries, interest, judgments, liabilities, obligations, penalties, promises, reimbursements, remedies, suits, sums of money, torts of whatever kind or character, and obligations of every kind, nature or description, known or unknown, arising or existing prior to the Closing whether

|

in law, equity or otherwise, direct or indirect, fixed or contingent, foreseeable or unforeseeable, liquidated or unliquidated, known or unknown, matured or unmatured, absolute or contingent, determined or determinable, that such Releasing Party ever had, now has, or may hereafter have or acquire, against such Released Party that arises out of or in any way relates, directly or indirectly, to any matter, cause or thing, act or failure to act whatsoever occurring at any time on or prior to the Closing (collectively, a “Claim”), except for any Claims arising under or in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby. Each Releasing Party irrevocably covenants that such Releasing Party shall not, directly or indirectly, sue, commence any proceeding against, or make any demand upon any Released Party in respect of any of the Claims released and discharged pursuant to this Section 12.1. Each Releasing Party is aware that such Releasing Party may hereafter discover claims or facts in addition to or different from those such Releasing Party now knows or believes to be true with respect to the matters related in this Section 12.1. Nevertheless, it is each Releasing Party’s intention to fully, finally, and forever settle and release all Claims released and discharged pursuant to this Section 12.1, which now exist, heretofore have existed, or arise in the future. In furtherance of such intention, the releases given in this Section 12.1 will remain in effect as full and complete releases of all such Claims notwithstanding the discovery or existence of any additional or different claims or facts related thereto. Each Releasing Party hereby represents to the Released Parties that such Releasing Party has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Claims and that no Person other than such Releasing Party has any interest in any Claims by Law or Contract by virtue of any action or inaction by such Releasing Party. The invalidity or unenforceability of any part of this Section 12.1 shall not affect the validity or enforceability of the remainder of this Section 12.1 which shall remain in full force and effect.
12.2Expenses. Except as otherwise expressly provided in this Agreement, each of the parties shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.
12.3No Assignment; Successors and Assigns; Third Party Beneficiaries. No party hereto may assign its rights and obligations under this Agreement without the prior written consent of the other party. Notwithstanding the foregoing, the Buyer may, without the consent of or notice to the Seller, assign its rights under this Agreement (a) to any Affiliate of the Buyer, (b) to any lender of the Buyer or any of its Affiliates for collateral security purposes or (c) to a purchaser of all or substantially all of the assets of the Buyer, such Affiliate or a Group Company; provided, the Buyer shall not be entitled to assign rights hereunder to the extent such assignment could result in any Tax or other expense for Seller. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns. The Eligible Employees shall be able to enforce Section 7.9 against the Buyer. Except as expressly contemplated by Article 9, each party hereto intends that this Agreement does not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.
12.4Headings. The headings contained in this Agreement are included for purposes of convenience only, and do not affect the meaning or interpretation of this Agreement.
12.5Integration, Modification and Waiver. This Agreement, together with the Transaction Documents, Disclosure Schedules, exhibits, schedules and certificates or other instruments delivered under this Agreement, constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior understandings of the parties. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by the Buyer and the Seller. No waiver of any of the provisions of this

|

Agreement will be deemed to be or will constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.
12.6Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted jointly by the parties and no presumption or burden of proof must arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (a) all references to the preamble, recitals, Sections, Articles or Schedules are to the preamble, recitals, Sections, Articles or Schedules of or to this Agreement; (b) the words “herein”, “hereto”, “hereof” and words of similar import refer to this Agreement as a whole and not to any particular section or paragraph hereof; (c) references to one gender include any other gender; (d) words importing the singular shall also include the plural, and vice versa; (e) the words “include”, “including” and “or” shall mean without limitation by reason of enumeration; (f) all references to “$” or dollar amounts are to lawful currency of the United States of America; (g) any reference to any federal, state, local or foreign Law will be deemed also to refer to all rules and regulations promulgated thereunder; and (h) the phrase “made available” or words of similar import shall mean that such documents or materials were present in the electronic data room provided for the transactions contemplated by this Agreement at least one (1) Business Day prior to the date hereof, unless otherwise specified in this Agreement.
12.7Severability. Any term or provision of this Agreement that is adjudged invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is adjudged so broad as to be unenforceable, such provision will be interpreted to be only as broad as is enforceable.
12.8Notices. All notices and other communications required or permitted under this Agreement must be in writing and will be deemed to have been duly given (a) when delivered in person, (b) when sent by electronic mail (upon confirmation of successful electronic transmission), (c) one (1) business day after having been dispatched by a nationally recognized overnight courier service or (d) five (5) business days after being sent by registered or certified mail, return receipt requested, postage prepaid, to the appropriate party at the address or email address specified below:
If to the Seller:
Farfetch US Holdings, Inc.
The Corporation Trust Company
Corporation Trust Center
1209 Orange Street
Wilmington, 19801 Delaware
United States of America
Attention: Group Legal
Email:[REDACTED] and [REDACTED]

|

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
United States of America
Attention: Eli Curi and Hector Sants
Email: [REDACTED] and [REDACTED]

If to the Buyer:
Perfect Mobile Corp.
14F., No. 98, Minquan Rd.
Xindian Dist., New Taipei City, Taiwan
Attention: Alice Chang and Louis Chen
E-mail: [REDACTED] and [REDACTED]

with a copy (which shall not constitute notice) to:
K&L Gates
30F., No.95, Dunhua S. Road, Section 2
Taipei 106046, Taiwan
Attention: Jacqueline Fu and Joseph Tseng
Email: [REDACTED] and [REDACTED]

Any party may change its address or email address for the purposes of this Section 12.8 by giving notice as provided in this Agreement.
12.9Governing Law; Jurisdiction. This Agreement and any dispute or controversy related to this Agreement or the transactions contemplated hereby are to be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its principles of conflict of laws.
12.10Arbitration. Except as specifically set forth in Section 2.4(c), any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, will be exclusively and finally settled by binding, confidential arbitration. The arbitration will be conducted under the auspices of the Singapore International Arbitration Centre in accordance with its rules in effect at the time of the arbitration, except as they may be modified herein or by mutual written agreement of the parties. The arbitration tribunal will be composed of one (1) arbitrator as appointed in accordance with the rules of the International Chamber of Commerce. The seat of the arbitration will be Singapore, and the arbitral proceedings will be conducted in the English language. The parties hereby acknowledge and agree that the arbitration award granted in accordance with this Section 12.10 will be final, binding and conclusive upon the parties. The fees and expenses of the arbitration and the arbitrators shall be advanced in equal shares by Seller, on the one hand, and Buyer, on the other hand, and advanced by them from time to time as required; provided that, at the conclusion of the arbitration, the arbitrators shall award costs and expenses (including

|

the costs of the arbitration previously advanced and the reasonable fees and expenses of attorneys, accountants and other experts) to the prevailing party or parties. Each party irrevocably consents to service of process in the manner provided for by applicable Law. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by applicable Law.
12.11Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BASED UPON, ARISING OUT OF OR OTHERWISE IN RESPECT OF THIS AGREEMENT OR THE TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
12.12Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission (including documents in Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Agreement.
[Signatures on the Following Page]

|

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.
BUYER:

Perfect Mobile Corp.

By: /s/ Alice H. Chang
Name: Alice H. Chang
Title: Authorized Representative

SELLER:

Farfetch US Holdings, Inc.

By: /s/ Jonathan Lee
Name: Jonathan Lee
Title: VP, Finance

[Signature Page to Securities Purchase Agreement]||